1900 N Street (Lobby)

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q4 2020

Quarterly Investor Package

JBGS Divider

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q4 2020 EARNINGS RELEASE
SECTION TWO

Q4 2020 SUPPLEMENTAL INFORMATION
SECTION THREE

Atlantic Plumbing (Rooftop)

Management Letter

February 23, 2021

To Our Fellow Shareholders:

We hope this letter finds you healthy and out of harm’s way during these difficult times.

2020 was a year like no other. We started the year firing on all cylinders, including a host of recent and planned new asset deliveries, commencement of construction on Amazon’s new headquarters, and preparations for our next phase of development in National Landing, including the Virginia Tech Innovation Campus and 3,100 new multifamily units. While we were surprised by the pandemic and the political, racial, and social unrest that dominated 2020, we were not unprepared. There is no doubt that our business suffered like most others throughout the year, but the impact was mitigated by deliberate actions taken in prior years to fortify our balance sheet and prepare for a downturn. We are also fortunate to operate in a market that typically outperforms during downturns, especially when a single political party controls federal spending.

While our portfolio performed consistently throughout the year, with rent collections and occupancy remaining relatively stable, we believe the COVID-19 downturn will continue to impact our business into 2022. Consequently, we have addressed those tenants we believe are most at-risk through the write-off of accounts receivable, rent deferrals, and straight-line rent receivables during 2020, thereby reducing the potential for negative surprises as we start 2021. Over the medium and longer term, we continue to focus intently on our planned repositioning of National Landing, the buildout of Amazon’s fast-growing HQ2, and the Virginia Tech Innovation Campus. We believe these powerful demand drivers will fuel demand for projects in our Near-Term Development Pipeline and, as a result, long-term NAV per share growth.

This letter follows our new format, including highlights from the full year 2020 and the fourth quarter. In addition, we have included a summary of our company for those less familiar with our story and have posted a presentation on our website summarizing these highlights. Before diving into details, we will share our thinking on what the coming year may offer.

The number one question on our mind is when things will return to “normal”, whatever that will mean. While we certainly do not have a crystal ball (soon to be rebranded “National Landing” ball), we anticipate COVID-19 will have a lasting impact on the real estate industry, with different implications for office, multifamily, and retail fundamentals and values. Over the short term, uncertainty surrounding the pandemic will likely continue to suppress net new demand for office space and bias multifamily leasing to renewals. Retail failures are likely to accelerate, and an already competitive marketplace will favor tenants for several years to come.

Over the longer term, however, the story is likely to be more nuanced. We believe the increased adoption of remote work is here to stay, and that this phenomenon, similar to the trend from the past decade toward a lower square footage per employee (“densification”), will provide a continuing headwind for office rent growth. We also believe that full-time work-from-home policies and the resulting flight from dense urban environments will be temporary. In our view, the negative impact of these trends on urban multifamily rents and occupancy will reverse and likely accelerate rent recovery and growth in the coming years, particularly as the supply pipeline shrinks. We expect

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office assets to reprice downward to reflect the new absorption reality, and multifamily assets to reprice upward for similar reasons. As long as young knowledge workers continue to favor walkability, amenities, convenience, and companionship, we are believers in the long-term strength of dense, urban places.

While Washington may be categorized with other gateway markets across the United States, it has always performed differently, especially in downturns. Like in the past, the Washington market’s recession resilience is reflected by its unemployment rate which, according to the Bureau of Labor Statistics data, was just 5.6% in December of 2020. While elevated relative to pre-pandemic levels, 5.6% remains the lowest among gateway markets, particularly when compared to New York at 8.4%. Not only is Washington historically more economically resilient than other gateway markets, it is also less physically dense and more affordable. Research conducted by Goldman Sachs on USPS data shows that the percentage increase in out-of-city migration in Washington has been nearly five times less than the average percentage increase in out-of-city migration in New York and San Francisco. On top of pandemic-era resilience, JLL has noted that single-party political control of the federal government has historically produced increased federal spending and growth, with outsized impacts during downturns and periods of stimulus spending. All told, we believe that these factors, which may take several years to play out, are powerful indicators that DC should continue to feel the effects of the pandemic far less than other gateway markets.

JBG SMITH Overview

We own and operate urban mixed-use properties concentrated in the highest growth submarkets of the historically recession-resilient Washington, DC metro area. Our concentration in these submarkets, our substantial portfolio of operating and development opportunities, including our extensive 15.6 million square foot development pipeline, 76% of which is planned as multifamily, and our market leading platform uniquely position us to capitalize on the significant growth anticipated in our target submarkets for many years to come.

Over half our holdings are in the National Landing submarket in Northern Virginia, directly across the Potomac River from Washington, DC, where Amazon’s new headquarters is expected to house 38,000 or more employees, and where Virginia Tech’s planned new $1 billion Innovation Campus will be located. Amazon’s growth in National Landing is expected to increase the daytime population in the submarket from approximately 50,000 people today to nearly 90,000 people in the future, representing dramatic growth of more than 70%, based on data from the National Landing Business Improvement District. The balance of our portfolio is concentrated in what we believe are the highest growth submarkets in the Washington, DC metro region, the majority of which are within a 20-minute commute of the growing technology ecosystem in National Landing. We believe the strong technology sector tailwinds created by Amazon, the Virginia Tech Innovation Campus, and our National Landing Smart City initiative will drive substantial long-term NAV per share growth.

We have ample liquidity and balance sheet capacity to fund our growth, including the now fully entitled 810-unit multifamily building at 1900 Crystal Drive in the heart of National Landing, on which we expect to commence construction in the first quarter of 2021. This project will represent the first new development start in our 5.6 million square foot Near-Term Development Pipeline, which includes approximately 3,100 multifamily units in National Landing. Our Near-Term Development Pipeline includes the most accretive and strategic development opportunities in our growth pipeline – those which have the potential to commence construction over the next 36 months, subject to receipt of final entitlements, completion of design, and market conditions. Assets within our Near-Term Development Pipeline are concentrated in the National Landing, Ballpark, and Union Market/NoMa/H Street submarkets, which we believe are poised for growth.

In addition to the sale of $1.6 billion of non-core, primarily office assets since our launch in 2017, we intend to opportunistically sell at least another $1.5 billion of non-core assets in the coming years. Recycling the proceeds

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from these sales will not only help fund our planned growth but will also further advance the intentional shift of our portfolio to majority multifamily.

2020 Year In Review

The pandemic did not stall our efforts to reposition National Landing, where Amazon’s commitment to the area continued to grow in 2020. As Amazon’s development partner, we broke ground on its new headquarters on the Metropolitan Park site (which we sold to Amazon in January 2020), and we remain on track to deliver this first phase, which includes 2.1 million square feet of office, in 2023. In November 2020, Amazon took occupancy of 100% of the office portion of our redeveloped 1770 Crystal Drive and, in February 2021, submitted for entitlement approvals of the second phase of its new headquarters at Pen Place (2.8 million square feet of office, along with an iconic structure, known as The Helix). We are under firm contract to sell the Pen Place land to Amazon and anticipate this transaction will close later this year upon receipt of full entitlements. Through 2020, Amazon surpassed its minimum commitment to the Commonwealth of Virginia, hiring over 1,600 employees in National Landing, with 600 open positions. Amazon also publicly affirmed its commitment to in-person office occupancy.

Since our formation in 2017, we have deliberately positioned our balance sheet to manage through an expected downturn and, as a result, we entered the pandemic on solid footing. We recast our $1 billion credit facility in January 2020 extending the maturity date to 2025, raised $385 million in loan proceeds collateralized by three multifamily assets in the third quarter, and maintained just under $2 billion of liquidity (a combination of cash, potential multifamily borrowing capacity, and $1 billion of availability under our current credit facility), with limited near-term liabilities. From a capital allocation perspective, we used the proceeds from the sale of $1.6 billion of non-core, primarily office assets over the past three years combined with our 2019 equity raise to fund our under-construction assets and to deleverage our balance sheet. On the operating front, our defensive early blend-and-extend leasing strategy implemented between 2017 and 2019 significantly reduced our exposure to lease expirations during the next few years. Although we could not have predicted the cause of this downturn, and while our business has been negatively impacted, our careful planning more than prepared us to weather the pandemic while also preserving capacity for our longer-term growth plans.

The performance of our Operating Portfolio was adversely impacted by the pandemic in 2020 in several ways. While rent collections have remained consistently strong for the majority of our portfolio since the onset of the pandemic, we nonetheless saw lower leasing volumes in our commercial portfolio, income declines in our residential assets, slower lease up of recently delivered assets in our multifamily portfolio, lower rent collections from our retail and co-working tenants, and depressed income from parking and the Crystal City Marriott. In the short term, we expect the economic fallout from the pandemic to worsen and continue to adversely impact our business before a market recovery positively impacts fundamentals. We believe this recovery will likely commence during the second half of 2021 and continue for several years.

Notwithstanding our pandemic-influenced performance, I am exceptionally proud of what we accomplished in 2020 and am pleased to highlight several of those achievements below.

Supported the Health and Safety of our Customers and Team

●	Developed and implemented our “Healthy Workplace Blueprint”, a comprehensive plan for a safe return to the office during these unprecedented times, for all our commercial building customers
●	Implemented a series of safety protocols and processes throughout our residential assets to enhance the safety and well-being of our residential customers

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Completed over 800,000 Square Feet of Office Leasing Activity

●	Despite a dramatic drop off in new leasing activity, executed a substantial volume of renewal transactions

Continued to Advance our Development Pipeline

●	Completed three Under-Construction assets ahead of schedule and under budget, totaling 374,000 square feet of office space and 416 multifamily units, including the delivery of 1770 Crystal Drive, the office portion of which is 100% leased to Amazon
●	Received final entitlements for three Near-Term Development assets (two multifamily, one commercial), comprising approximately 1,400 multifamily units and 240,000 square feet of office density for potential prelease. This amount includes 810 units at 1900 Crystal Drive in National Landing, on which we expect to commence construction in the first quarter of 2021

Commenced Construction on 2.1 Million Square Feet of Office at Amazon’s New Headquarters (Metropolitan Park)

●	Broke ground on the Metropolitan Park site in January 2020 and remain on track to deliver this first phase in 2023

Secured Entitlements for First Phase of Virginia Tech Innovation Campus

●	Received final approval to move forward with the first phase of an innovation district encompassing approximately 1.7 million square feet of space, including four office towers and two residential buildings with street-level retail. We are the master developer on behalf of both Virginia Tech and JPMorgan for the 20-acre innovation district adjacent to the new Potomac Yard Metro Station, currently under construction
●	For Virginia Tech’s portion of the development square footage, the University expects to start construction of its first phase, a 300,000-square foot educational and research building, in mid-2021, with occupancy expected in 2024

Launched Smart City Initiative in National Landing to Advance 5G Rollout and Other Connectivity Enhancements

●	Invested $25.3 million in September to control a majority of the available licensed Citizens Broadband Radio Service (CBRS) wireless spectrum (for 5G signal broadcast) for geographic license areas stretching across National Landing
●	Pursued strategic partnerships with committed first-to-market operators that will facilitate the rapid deployment of next-generation connectivity infrastructure such as dense, redundant, and secure fiber networks, edge data centers, and 5G connectivity

Maintained Disciplined Capital Allocation Strategy

●	Closed on the sale of the Metropolitan Park land sites to Amazon for $155 million in January 2020
●	Acquired the former Americana Hotel, a future development asset with the potential to accommodate up to approximately 550,000 square feet of new development density located directly across the street from Metropolitan Park, the under-construction phase of Amazon’s HQ2 in National Landing, for $47.3 million
●	Repurchased 3.8 million shares at an average per share price of $27.72. Over $395 million of capacity remains under our share repurchase plan

Preserved our Balance Sheet Strength

●	Recast our $1 billion credit facility in January 2020, extending the term to January 2025 and reducing borrowing costs

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●	Closed on $385 million in 10-year, LIBOR + 2.51% financing in July 2020 from Freddie Mac comprising separate loans collateralized by three multifamily assets – 1221 Van Street, The Bartlett, and 220 20th Street

Advanced ESG Goals through the Washington Housing Initiative (WHI) and 5-Star Global Real Estate Sustainability Benchmark (GRESB) Rating

●	The JBG SMITH-managed WHI Impact Pool financed approximately 1,150 units of affordable workforce housing across two assets located in Northern Virginia, one in partnership with Amazon
●	Received a 5-star rating from GRESB, ranking within the top 20% of mixed-use office and multifamily portfolios, and attained Global Listed Sector Leader status, the highest sustainability rating

Q4 2020 Highlights

Development Growth Pipeline

Our growth pipeline consists of five assets that we have recently delivered, two assets that are under construction, and 15.6 million square feet of land for new development. The five assets that were delivered over the past 12 months are in various stages of lease up, with the office buildings 85.4% leased and the multifamily buildings 46.2% leased at the end of 2020. During the fourth quarter, we completed the redevelopment of 1770 Crystal Drive, the office portion of which is 100% leased by Amazon. The opening of 1770 Crystal Drive coincides with the two-year anniversary of Amazon’s selection of National Landing as the location of its second headquarters and JBG SMITH as its partner to house and develop the project. We completed the asset ahead of schedule and under budget.

Given our strong liquidity position, this economic downturn presents a unique opportunity for us to play offense by growing our multifamily portfolio alongside Amazon during a period of potentially lower construction costs, reduced competitive supply, and an expected significant future increase in residential demand. Although the pandemic will continue to impact our business, we remain laser focused on the long term, as the relative stability of the Washington, DC metro economy and Amazon’s continued strong growth allow us to turn our attention to the next phase of our growth in National Landing and other select high-growth submarkets in the region. To that end, we continued to make progress on our Near-Term Development Pipeline, advancing design and entitlements for 10 assets comprising 5.6 million square feet of estimated potential density. We anticipate 1900 Crystal Drive will be the first of these to commence construction in the first quarter of 2021.

Strategic Acquisition in National Landing

In December, we acquired the former Americana Hotel, a 1.4-acre development site immediately across the street from Metropolitan Park, the under-construction phase of Amazon’s HQ2, with the potential to accommodate up to approximately 550,000 square feet of new development density. Given the proximity to Amazon’s headquarters, visibility from Route 1, and potential for follow-on assemblage with complimentary adjacent sites, we view this as one of the best development opportunities in National Landing. The site was acquired for an initial payment of $27.3 million and a future payment of $20.0 million tied to entitlement approval – a structure that reduces risk by deferring a portion of the purchase price until the project is closer to shovel-ready.

Financial and Operating Metrics

The impact of the ongoing pandemic is reflected in our operating results for the quarter. For the three months ended December 31, 2020, we reported a net loss attributable to common shareholders of $45.7 million and Core FFO attributable to common shareholders of $32.7 million or $0.25 per share. Same Store NOI decreased 10.6% or $8.3 million, of which we believe $14.6 million is attributable to the COVID-19 pandemic. Excluding the impact of COVID-19, we believe our Same Store NOI would have increased by 8.0% compared to the fourth quarter of 2019.

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Our operating portfolio ended the quarter at 87.6% leased and 85.6% occupied. For second generation leases, the rental rate mark-to-market was 7.6%. While our performance this quarter was positive, our mark-to-market will vary from quarter to quarter depending on the leases signed.

During the fourth quarter, we believe NOI was reduced by at least $15.1 million attributable to the COVID-19 pandemic comprising reserves and rent deferrals for office (primarily co-working) and retail tenants, a decline in NOI in our Same Store multifamily assets, a decline in parking NOI, and a decline in NOI from the Crystal City Marriott. While the COVID-19 pandemic negatively impacted these income streams in the short term, we expect many will respond favorably to a recovery in demand as the pandemic abates. During the fourth quarter, we believe Adjusted EBITDA was negatively impacted by $24.0 million due to a decline in NOI noted above and a write-off of straight-line rent receivables attributable to the COVID-19 pandemic.

We believe the write-off of accounts receivable, rent deferrals, and straight-line rent receivables this quarter, together with the write-offs and credit losses we took earlier during the year, covers substantially all of our at-risk office and retail tenants significantly impacted to date by the pandemic. These tenants include all co-working tenants and all retailers except for grocers, pharmacies, essential businesses, and certain national credit tenants. Our financial results in future periods will not be negatively impacted by the collectability of rent deferrals from these tenants because we have fully written off the receivable balances. Revenue related to these executed or pending rent deferrals is not included in our fourth quarter NOI, Adjusted EBITDA, or Core FFO. While this is the most conservative approach, we favor this position in the interest of avoiding future negative surprises.

As of December 31, 2020, our Net Debt/Total Enterprise Value was 32.0%, and on a trailing 12-month basis, our Net Debt/Adjusted EBITDA was 8.4x. Our Net Debt/Annualized Adjusted EBITDA increased to 9.2x in the fourth quarter and remains higher than historical levels primarily due to the impacts of COVID-19 on income streams from our multifamily portfolio, parking, and the Crystal City Marriott and the write-off of accounts receivable, rent deferrals, and straight-line rent receivables. Adjusting for the COVID-19 Impact, we believe our Net Debt/Annualized Adjusted EBITDA would have been 6.5x. We believe our leverage levels will continue to be elevated in the short-term given the pandemic’s impact on certain income streams described above. As economic recovery takes hold, we expect our leverage metrics to decrease as income streams recover, potentially offset by increases during periods of active development.

Operating Portfolio

Office Trends

During the fourth quarter, our rent collections remained consistent with the third quarter, with the bulk of non-collections continuing to be concentrated in retail and co-working. Parking income remained well below normal levels as overall building populations did not increase materially during the quarter. During 2020, our team achieved approximately 812,000 square feet of leasing volume across 84 transactions within our office portfolio. 80% of this leasing activity comprises renewals, a clear reflection of the limited amount of new tenant demand across the market. As we have discussed previously, we are fortunate to have been able to achieve such a high volume of blend-and-extend lease renewals across our portfolio from 2017 to 2019, reducing our exposure to lease expirations during the current period. Forward-looking leasing tour activity, while slowly increasing, remains muted, especially since the spike in virus cases this past Fall. We expect limited new tour activity to continue until vaccination rates reach a significantly higher level.

While co-working tenants are a small component of our overall office portfolio and comprise only 3.5% of annualized rent, they face serious headwinds in the current environment; consequently, we have completed or are in the process of documenting agreed-upon lease modifications with virtually all at-risk co-working tenants across

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our portfolio. After an evaluation of each of our co-working tenants, as of the fourth quarter we have written off all accounts receivable and straight-line rent receivables of the struggling operators and have converted them to a cash basis of accounting.

The entire Washington, DC metro market reflected the trends observed in our portfolio, with JLL reporting negative 5.2 million square feet of year-to-date total net absorption across the market with renewals comprising 52.5% of leasing activity. Most tenants continued to take a “wait and see” attitude to any major office expansions, particularly when such a large share of the market remained in a work-from-home posture. Some tenants with lease expirations chose to contract, reinforcing the prudence of our early blend-and-extend strategy executed pre-pandemic. Actual physical occupancy, illustrated by data from Kastle Systems, which tracks keycard access to buildings, remained largely consistent with summer levels, with DC at 21.7% as of February 1st. Notably, DC occupancy remained above New York (14.4%) and San Francisco (11.7%).

Multifamily Trends

COVID-19 continues to adversely impact residential leasing demand. During the fourth quarter, we saw demand stabilize at relatively low levels and occupancy remain below pre-pandemic levels. That said, our team made good progress in increasing overall occupancy within our residential portfolio during the quarter. Our in-service operating portfolio ended the year at 87.8% occupied. This includes West Half, an operating asset in the Ballpark completed in the third quarter of 2019, which is still in lease-up (49.2% occupied at year end) and where we have executed 127 new leases since the onset of the pandemic. Excluding West Half, the in-service portfolio was 91.5% occupied in the fourth quarter, 340 bps higher than the third quarter. Despite the uptick in occupancy, reduced demand kept rental rates and concession packages under pressure, impacting the financial results within our multifamily portfolio this quarter.

Although urban apartments were hit hard and fast due to the mobility of the workforce that underpins demand, we believe that as the vaccine rollout reaches critical mass, that same demand pool should return fairly rapidly. While there is work to do on vaccinations, we believe that post-vaccine, young knowledge workers will continue to prefer highly amenitized, walkable, and accessible urban markets.

Another contributor to an eventual multifamily recovery is the slowdown in new supply. During 2020, only 6,100 units commenced construction, with the vast majority (54.4%) of those starting in the first quarter, pre-COVID-19. This number is a material reduction (34.4%) from last year, when roughly 9,300 units started construction. While we observed a shrinking pipeline of new multifamily before the pandemic, this drop-off in new starts following the first quarter of 2020 only amplified that trend. From 2010 through 2019, the DC market saw an average of 9,200 units delivering per year, with a peak of 15,000 units in 2014. By contrast, 2020 – 2023 will likely only see an average of 6,900 units delivering per year. Given required construction timelines, it is unlikely that those numbers will move materially, suggesting the potential for real supply limitations just as we expect demand to return to the market post-COVID-19.

Apartment List’s metro-level data on multifamily markets show that the DC metro is particularly insulated when compared to other gateway cities. Since the end of 2019, DC metro rents fell 7.7%, compared to a 10.5% decline across New York, San Francisco, and Boston. Occupancy decline was equivalent among DC and other gateway markets at 1.2%, suggesting that other markets had to drop rents further to maintain the same level of occupancy. This data could suggest that, with a return of demand and rebound in occupancy, rents will bounce back faster in the DC metro region.

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Retail Trends

The onset of winter weather put additional strain on an already-battered retail sector. Many of our restaurant tenants continued to struggle through the fourth quarter, and some closed their doors for the winter given the limited ability to provide outdoor dining, as well as difficulty converting their business model to takeout. Alternatively, retailers operating in essential categories, such as grocery and pharmacy, continued to outperform. Our posture with our struggling retailers has not changed, and we continue to work with smaller, non-credit tenants on a case-by-case basis to help them survive until operations and sales return to more stable levels.

Capital Allocation

While significant progress was made throughout our National Landing portfolio, it is important to recognize that the pandemic dramatically slowed the pace of our capital recycling plans in 2020, and likely will do so in 2021 as well. Consequently, while the capital markets remain too uncertain to estimate how much recycling we will accomplish in 2021, we nonetheless expect to market for sale approximately one-third of the $1.5 billion of assets that we intend to opportunistically sell in the coming years. Likewise, any decision to acquire new assets depends on market conditions and whether we believe our capital is better allocated elsewhere, such as development opportunities and share repurchases. In March of 2020, our Board of Trustees authorized a share repurchase plan for up to $500 million of common shares outstanding. During the fourth quarter, we repurchased 0.9 million shares at a weighted average price of $27.41, totaling $25.2 million, bringing our total shares repurchased in 2020 to $104.8 million.

Environmental, Social, and Governance

In mid-2018 we launched the Washington Housing Initiative (WHI) in partnership with the Federal City Council to preserve or build up to 3,000 units of affordable workforce housing in the DC region.  WHI consists of a third-party non-profit, the Washington Housing Conservancy (WHC), and the WHI Impact Pool, a JBG SMITH-managed, third-party, debt financing vehicle. In December, WHC closed on the acquisition of Crystal House, an existing 825-unit multifamily building located in National Landing, one block away from Amazon’s future headquarters. WHC purchased the asset with $340 million in below market financing from Amazon and $6.7 million from the WHI Impact Pool at an approximately 3.6% cap rate on in-place income. JBG SMITH will manage this asset on behalf of the WHC. With this transaction, the WHI Impact Pool has financed approximately 1,150 units to date.

In November, we received a 5-star rating from GRESB, establishing our rank within the top 20% of mixed-use office and multifamily portfolios, and attaining Global Listed Sector Leader status in the 2020 Real Estate Assessment. Our score in the GRESB assessment outperformed the average score in our category for operational assets by 22%. We are proud to earn our highest rating to date, and the highest rating available, in this year’s assessment.

We pride ourselves on a culture that is focused on the long term, including proactive succession planning and the cultivation of talent. At the end of 2020, we announced three executive promotions to our leadership team that took effect January 1, 2021. Moina Banerjee assumed the role of Chief Financial Officer, George Xanders is now our Chief Investment Officer, and Carey Goldberg was promoted to Chief Human Resources Officer. Having served with these distinguished individuals for much of my career, I believe they represent the best of our industry and will serve the JBG SMITH team and our fellow shareholders with distinction for many years to come. We are also incredibly grateful to Steve Theriot for his able leadership in building world-class teams handling our accounting, tax, and information technology functions since our formation as a public company.

Finally, we are pleased to welcome Phyllis Caldwell to our Board of Trustees effective March 1, 2021. Phyllis brings to our board significant expertise in financial services, government, community development and affordable housing as well as deep public company board experience.

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* * *

2020 tested us in ways we never anticipated, and while our short-term financial performance undoubtedly suffered, I believe that our future growth opportunities have only improved. Our strongest tailwinds, including big tech and government, will likely blow stronger in the coming years, and the pandemic has only reinforced our desire for community and connection in ways that should strengthen the long-term trends of urbanization and the desire for walkable, connected, amenity-rich places. While the recovery will likely span a period of years, our long-term focus and discipline will serve us well. As downturn fundamentals give way to those of a recovery, our contrarian approach to new development and overall capital allocation should also pay dividends. We do not know the future, but believe we are well prepared for what it may bring and will continue to work as hard as we can to maintain the trust and confidence that you have placed in us.

Thank you and stay healthy,

W. Matthew Kelly

Chief Executive Officer

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Q4 2020 EARNINGS RELEASE

SECTION TWO

1550 Crystal Drive (Lobby Renovation)

Section Two – Earnings ReleaseClick or tap here to enter text.

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Moina Banerjee

Chief Financial Officer

(240) 333-3655

mbanerjee@jbgsmith.com

JBG SMITH ANNOUNCES FOURTH QUARTER 2020 RESULTS

Bethesda, MD (February 23, 2021) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-growth, mixed-use properties in the Washington, DC market, today filed its Form 10-K for the year ended December 31, 2020 and reported its financial results.

Additional information regarding our results of operations, properties and tenants can be found in our Fourth Quarter 2020 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Fourth Quarter 2020 Financial Results

●	Net loss attributable to common shareholders was $45.7 million, or $0.36 per diluted share.
●	Funds From Operations ("FFO") attributable to common shareholders was $23.1 million, or $0.17 per diluted share.
●	Core Funds From Operations ("Core FFO") attributable to common shareholders was $32.7 million, or $0.25 per diluted share.

Year Ended December 31, 2020 Financial Results

●	Net loss attributable to common shareholders was $62.3 million, or $0.49 per diluted share.
●	FFO attributable to common shareholders was $115.9 million, or $0.87 per diluted share.
●	Core FFO attributable to common shareholders was $159.1 million, or $1.19 per diluted share.

Operating Portfolio Highlights

●	Annualized Net Operating Income ("NOI") for the three months ended December 31, 2020 was $288.2 million, compared to $291.1 million for the three months ended September 30, 2020, at our share.
●	The operating commercial portfolio was 88.1% leased and 87.7% occupied as of December 31, 2020, compared to 88.4% and 85.3% as of September 30, 2020, at our share.

●	The operating multifamily portfolio was 86.5% leased and 81.1% occupied as of December 31, 2020, compared to 83.0% and 76.6% as of September 30, 2020, at our share.
●	We executed approximately 209,000 square feet of office leases at our share in the fourth quarter, comprising approximately 16,000 square feet of new leases and approximately 193,000 square feet of second-generation leases, which generated a 7.4% rental rate increase on a GAAP basis and a 7.6% rental rate increase on a cash basis. We executed approximately 812,000 square feet of office leases at our share during the year ended December 31, 2020, comprising approximately 105,000 square feet of new leases and approximately 707,000 square feet of second-generation leases, which generated a 5.1% rental rate increase on a GAAP basis and a 2.7% rental rate increase on a cash basis.
●	Same Store Net Operating Income ("SSNOI") at our share decreased 10.6% to $70.6 million for the three months ended December 31, 2020, compared to $79.0 million for the three months ended December 31, 2019. SSNOI at our share decreased 4.3% to $287.9 million for the year ended December 31, 2020, compared to $300.9 million for the year ended December 31, 2019. We believe the decreases in SSNOI were substantially all attributable to the COVID-19 pandemic, including (i) lower occupancy, higher concessions, lower rents, higher operating costs, and an increase in uncollectable operating lease receivables at our multifamily properties, (ii) rent deferrals, an increase in uncollectable operating lease receivables and a decline in parking revenue at our commercial properties, and (iii) lower occupancy at the Crystal City Marriott. These declines were partially offset by the burn-off of rent abatement across our commercial portfolio.
●	During the fourth quarter, NOI for our operating portfolio decreased 13.1% to $71.8 million, and Adjusted EBITDA decreased 25.3% to $58.0 million as compared to the fourth quarter of 2019. We believe NOI was negatively impacted by $15.1 million attributable to the COVID-19 pandemic, comprising $3.7 million of reserves and rent deferrals for office and retail tenants, a $5.8 million decline in NOI in our same store multifamily assets, a $3.9 million decline in parking revenue, and a $1.7 million decline in NOI from the Crystal City Marriott. While the COVID-19 pandemic has impacted these income streams in the short term, we expect many will respond favorably to a recovery in demand as the pandemic abates. We believe Adjusted EBITDA was negatively impacted by $24.0 million attributable to the COVID-19 pandemic, which includes the $15.1 million decline in NOI noted above and $8.9 million of straight-line rent reserves, partially offset by income associated with certain lease guarantees. The $3.7 million of reserves and rent deferrals for office and retail tenants that impacted NOI include (i) $2.1 million of rent deferrals, (ii) $1.8 million of rent deferrals from expected lease modifications, and (iii) $1.2 million of other reserves, partially offset by $1.4 million we collected from Parking Management Inc, a parking operator who filed for bankruptcy protection during the second quarter of 2020.

During the fourth quarter, we entered into rent deferral agreements with tenants totaling $2.1 million. Additionally, we recognized $1.8 million of credit losses for rent deferral agreements that are in negotiation. We believe the write-off of accounts receivable, rent deferrals and straight-line rent receivables this quarter, together with the write-offs and credit losses we took earlier during the year, covers substantially all of our at-risk office and retail tenants significantly impacted to date by the pandemic. These tenants include all co-working tenants and all retailers except for grocers, pharmacies, essential businesses and certain national credit tenants. Our financial results in future periods will not be negatively impacted by the collectability of rent deferrals from these tenants because we have fully written off the receivable balances. Revenue related to these executed or pending rent deferrals is not included in our fourth quarter NOI, Adjusted EBITDA or Core FFO.

FOURTH QUARTER 2020 RENT COLLECTION
	OFFICE	RESIDENTIAL	RETAIL
% of Rent Collected (1)	98.6%	98.7%	72.6%
Variance to Average 2019 Rent Collected	(1.1%)	(1.2%)	(25.8%)
$ Paid / $ Unpaid	$90.5M / $1.3M	$28.2M / $0.4M	$6.9M / $2.6M

(1)	Excludes $0.6 million of deferred and abated rents, consisting of $0.1 million for office tenants and $0.5 million for retail tenants. Including these deferred rents and abatements, our rent collections for the fourth quarter of 2020 would have been 98.5% for office tenants and 69.1% for retail tenants. Our rent collections for January kept pace with our fourth quarter rent collections.

Development Portfolio Highlights

Under-Construction

●	As of December 31, 2020, there were two assets under construction (one commercial asset and one multifamily asset), consisting of approximately 274,000 square feet and 161 units, both at our share.
●	During the quarter ended December 31, 2020, we completed 1770 Crystal Drive ahead of schedule and below budget.

Near-Term Development Pipeline

●	As of December 31, 2020, there were 10 near-term development pipeline assets consisting of 5.6 million square feet of estimated potential development density.

Future Development Pipeline

●	As of December 31, 2020, there were 29 future development pipeline assets consisting of 12.0 million square feet of estimated potential development density at our share, including the 2.1 million square feet held for sale to Amazon.com, Inc. ("Amazon").

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended December 31, 2020, revenue from third-party real estate services, including reimbursements, was $30.1 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $14.1 million, primarily driven by $4.3 million of property management fees, $3.0 million of development fees, $2.3 million of asset management fees, $2.0 million of leasing fees and $1.6 million of other service revenue.

Balance Sheet

●	We had $2.0 billion of debt ($2.4 billion including our share of debt of unconsolidated real estate ventures) as of December 31, 2020. Of the $2.4 billion of debt at our share, approximately 59% was fixed-rate, and rate caps were in place for approximately 81% of our variable rate debt.
●	The weighted average interest rate of our debt at share was 3.18% as of December 31, 2020.

●	As of December 31, 2020, our total enterprise value was approximately $6.7 billion, comprising 145.6 million common shares and units valued at $4.6 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.4 billion, less cash and cash equivalents at our share of $241.1 million.
●	As of December 31, 2020, we had $225.6 million of cash and cash equivalents ($241.1 million of cash and cash equivalents at our share), and $998.5 million of capacity under our credit facility.
●	Net Debt to Annualized Adjusted EBITDA at our share for the three months ended December 31, 2020 was 9.2x and our Net Debt / Total Enterprise Value was 32.0% as of December 31, 2020. On a trailing 12-month basis, our Net Debt to Adjusted EBITDA was 8.4x as of December 31, 2020. Adjusting for the impact of COVID-19, we believe our Net Debt to Annualized Adjusted EBITDA would have been 6.5x.

Investing and Financing Activities

●	Acquired a 1.4-acre future development parcel in National Landing, which was formerly occupied by the Americana Hotel, and three other parcels for an aggregate total of $65.0 million. $47.3 million was allocated to the former Americana Hotel site, of which $20.0 million has been deferred until the earlier of the approval of certain entitlements or January 1, 2023, and $17.7 million was allocated to the other three parcels. The former Americana Hotel site has the potential to accommodate up to approximately 550,000 square feet of new development density and is located directly across the street from Amazon’s future headquarters.
●	Repaid the mortgage payable collateralized by WestEnd25 with a principal balance of $94.7 million.
●	Repurchased and retired 0.9 million common shares for $25.2 million, an average purchase price of $27.41 per share.
●	Recognized a gain of $0.8 million from the sale of Pickett Industrial Park by our unconsolidated real estate venture.

Dividends

●	On December 16, 2020, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on January 11, 2021 to shareholders of record as of December 28, 2020.

About JBG SMITH

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it serves as the exclusive developer for Amazon's new headquarters. JBG SMITH's portfolio currently comprises 16.7 million square feet of high-growth office, multifamily and retail assets at share, 98% at share of which are Metro-served. It also maintains a development pipeline encompassing 17.6 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against emerging variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC region and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, DC region will be more resilient than other parts of the country in any recession resulting from COVID-19; our annual dividend per share and dividend yield; annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon's additional headquarters (including whether the incentives bill will have the desired effect on jobs growth, whether state and local governments will make the anticipated infrastructure and education investments and whether the anticipated private investments in National Landing will occur) and the Virginia Tech Innovation Campus; the economic impact of Amazon's additional headquarters on the DC region and National Landing; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures had or will have any negative impact on our properties or our ability to generate revenue; and the allocation of capital to our share repurchase plan and any impact on our stock price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share"

financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which they believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended December 31, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of December 31, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-same store" refers to all operating assets excluded from the same store pool.

"Same store" refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

Definitions

"GAAP" refers to accounting principles generally accepted in the United States of America.

"In-service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2020.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"JBG Legacy Funds" refers to the legacy funds formerly organized by The JBG Companies.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	December 31, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,391,472	$1,240,455
Buildings and improvements	4,341,103	3,880,973
Construction in progress, including land	268,056	654,091
	6,000,631	5,775,519
Less accumulated depreciation	(1,232,690)	(1,119,571)
Real estate, net	4,767,941	4,655,948
Cash and cash equivalents	225,600	126,413
Restricted cash	37,736	16,103
Tenant and other receivables	55,903	52,941
Deferred rent receivable	170,547	169,721
Investments in unconsolidated real estate ventures	461,369	543,026
Other assets, net	286,575	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,079,547	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,593,738	$1,125,777
Revolving credit facility	—	200,000
Unsecured term loans, net	397,979	297,295
Accounts payable and accrued expenses	103,102	157,702
Other liabilities, net	247,774	206,042
Total liabilities	2,342,593	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	530,748	612,758
Total equity	3,206,206	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,079,547	$5,986,251

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE
Property rental	$104,439	$127,571	$458,958	$493,273
Third-party real estate services, including reimbursements	30,069	29,121	113,939	120,886
Other revenue	14,121	8,185	29,826	33,611
Total revenue	148,629	164,877	602,723	647,770
EXPENSES
Depreciation and amortization	64,170	50,004	221,756	191,580
Property operating	39,758	37,535	145,625	137,622
Real estate taxes	17,536	18,252	70,958	70,493
General and administrative:
Corporate and other	9,156	11,934	46,634	46,822
Third-party real estate services	28,569	26,910	114,829	113,495
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Transaction and other costs	1,144	13,307	8,670	23,235
Total expenses	166,579	169,901	640,150	625,409
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(3,194)	(2,042)	(20,336)	(1,395)
Interest and other income (loss), net	(1,646)	3,022	(625)	5,385
Interest expense	(17,661)	(11,831)	(62,321)	(52,695)
Gain on sale of real estate	—	57,870	59,477	104,991
Loss on extinguishment of debt	(29)	(3,916)	(62)	(5,805)
Impairment loss	(10,232)	—	(10,232)	—
Total other income (expense)	(32,762)	43,103	(34,099)	50,481
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(50,712)	38,079	(71,526)	72,842
Income tax benefit	544	613	4,265	1,302
NET INCOME (LOSS)	(50,168)	38,692	(67,261)	74,144
Net (income) loss attributable to redeemable noncontrolling interests	4,513	(4,302)	4,958	(8,573)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,655)	$34,390	$(62,303)	$65,571
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.36)	$0.25	$(0.49)	$0.48
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	132,042	134,129	133,451	130,687

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(50,168)		$38,692		$(67,261)		$74,144
Depreciation and amortization expense	64,170		50,004		221,756		191,580
Interest expense (1)	17,661		11,831		62,321		52,695
Income tax benefit	(544)		(613)		(4,265)		(1,302)
Unconsolidated real estate ventures allocated share of above adjustments	10,072		10,050		41,588		36,877
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(2)		(2)		(9)		(7)
EBITDA	$41,189		$109,962		$254,130		$353,987
Gain on sale of real estate	—		(57,870)		(59,477)		(104,991)
(Gain) loss on sale of unconsolidated real estate assets	(826)		—		2,126		(335)
Real estate impairment loss (2)	7,805		—		7,805		—
Impairment of investment in unconsolidated real estate venture (3)	—		—		6,522		—
EBITDAre	$48,168		$52,092		$211,106		$248,661
Transaction and other costs (4)	1,144		13,307		8,670		23,235
Impairment loss (2)	2,427		—		2,427		—
Loss on extinguishment of debt	29		3,916		62		5,805
Share-based compensation related to Formation Transaction and special equity awards	6,246		11,959		31,678		42,162
Losses and distributions in excess of our investment in unconsolidated real estate venture (5)	(152)		(518)		(459)		(7,356)
Lease liability adjustments	—		(1,829)		—		162
Unconsolidated real estate ventures allocated share of above adjustments	90		(1,345)		1,555		(1,345)

Adjusted EBITDA	$57,952		$77,582		$255,039		$311,324

Net Debt to Annualized Adjusted EBITDA (6)	9.2	x	5.8	x	8.4	x	5.8	x

					December 31, 2020		December 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (7)					$1,985,061		$1,620,001
Unconsolidated indebtedness (7)					395,550		329,056
Total consolidated and unconsolidated indebtedness					2,380,611		1,949,057
Less: cash and cash equivalents					241,066		136,200
Net Debt (at JBG SMITH Share)					$2,139,545		$1,812,857

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units").

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(3)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after June 30, 2020. On October 1, 2020, we transferred our interest in this venture to our former venture partner.
(4)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the year ended December 31, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(5)	During the year ended December 31, 2019, we received distributions of $6.4 million from 1101 17th Street.
(6)	Quarterly adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below. Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 6.5x for the three months ended December 31, 2020.
(7)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(45,655)	$34,390	$(62,303)	$65,571
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	4,302	(4,958)	8,573
Net income (loss)	(50,168)	38,692	(67,261)	74,144
Gain on sale of real estate	—	(57,870)	(59,477)	(104,991)
(Gain) loss on sale from unconsolidated real estate ventures	(826)	—	2,126	(335)
Real estate depreciation and amortization	61,865	47,001	211,455	180,508
Real estate impairment loss (1)	7,805	—	7,805	—
Impairment of investment in unconsolidated real estate venture (2)	—	—	6,522	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,219	6,407	28,949	20,577
FFO attributable to noncontrolling interests in consolidated real estate ventures	(2)	(2)	(9)	(7)
FFO Attributable to OP Units	$25,893	$34,228	$130,110	$169,896
FFO attributable to redeemable noncontrolling interests	(2,810)	(3,804)	(14,163)	(19,306)
FFO attributable to common shareholders	$23,083	$30,424	$115,947	$150,590

FFO attributable to OP Units	$25,893	$34,228	$130,110	$169,896
Transaction and other costs, net of tax (3)	1,071	11,725	8,247	21,139
Impairment loss (1)	2,427	—	2,427	—
Loss from mark-to-market on derivative instruments	11	—	184	50
Loss on extinguishment of debt	29	3,916	62	5,805
Losses and distributions in excess of our investment in unconsolidated real estate venture (4)	(152)	(518)	(459)	(7,356)
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Lease liability adjustments	—	(1,829)	—	162
Amortization of management contracts intangible, net of tax	1,073	1,288	4,360	5,150
Unconsolidated real estate ventures allocated share of above adjustments	36	(1,407)	1,884	100
Core FFO Attributable to OP Units	$36,634	$59,362	$178,493	$237,108
Core FFO attributable to redeemable noncontrolling interests	(3,976)	(6,598)	(19,433)	(26,895)
Core FFO attributable to common shareholders	$32,658	$52,764	$159,060	$210,213
FFO per common share - diluted	$0.17	$0.23	$0.87	$1.15
Core FFO per common share - diluted	$0.25	$0.39	$1.19	$1.61
Weighted average shares - diluted (FFO and Core FFO)	132,628	134,129	134,022	130,687

See footnotes on page 14.

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

FAD
Core FFO attributable to OP Units	$36,634	$59,362	$178,493	$237,108
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (5)	(15,284)	(27,689)	(49,373)	(84,934)
Straight-line and other rent adjustments (6)	15,433	(8,464)	5,535	(34,359)
Third-party lease liability assumption payments	(836)	(1,450)	(3,860)	(5,182)
Share-based compensation expense	6,496	5,512	33,625	22,665
Amortization of debt issuance costs	1,059	671	3,183	3,217
Unconsolidated real estate ventures allocated share of above adjustments	1,265	(386)	(2,615)	(2,820)
Non-real estate depreciation and amortization	829	1,234	4,300	3,987
FAD available to OP Units (A)	$45,596	$28,790	$169,288	$139,682
Distributions to common shareholders and unitholders (7) (B)	$33,362	$34,011	$135,086	$133,307
FAD Payout Ratio (B÷A) (8)	73.2%	118.1%	79.8%	95.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$6,325	$11,748	$18,520	$31,495
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	186	561	1,022	1,340
Second-generation tenant improvements and leasing commissions	8,773	13,426	28,108	48,651
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	1,954	1,723	3,448
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	15,284	27,689	49,373	84,934
Non-recurring capital expenditures	6,380	16,410	23,647	36,967
Share of non-recurring capital expenditures from unconsolidated real estate ventures	160	488	554	602
First-generation tenant improvements and leasing commissions	8,910	20,057	36,643	51,751
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	747	2,672	2,408	3,831
Non-recurring capital expenditures	16,197	39,627	63,252	93,151
Total JBG SMITH Share of Capital Expenditures	$31,481	$67,316	$112,625	$178,085

(1)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after June 30, 2020. On October 1, 2020, we transferred our interest in this venture to our former venture partner.
(3)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the year ended December 31, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(4)	During the year ended December 31, 2019, we received distributions of $6.4 million from 1101 17th Street.
(5)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(6)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(7)	The distribution for the year ended December 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(8)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. Q4 2019 was impacted by increases in recurring capital expenditures, which was consistent with historical seasonality trends.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss) attributable to common shareholders	$(45,655)	$34,390	$(62,303)	$65,571
Add:
Depreciation and amortization expense	64,170	50,004	221,756	191,580
General and administrative expense:
Corporate and other	9,156	11,934	46,634	46,822
Third-party real estate services	28,569	26,910	114,829	113,495
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Transaction and other costs	1,144	13,307	8,670	23,235
Interest expense	17,661	11,831	62,321	52,695
Loss on extinguishment of debt	29	3,916	62	5,805
Impairment loss	10,232	—	10,232	—
Income tax benefit	(544)	(613)	(4,265)	(1,302)
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	4,302	(4,958)	8,573
Less:
Third-party real estate services, including reimbursements revenue	30,069	29,121	113,939	120,886
Other revenue	9,934	1,686	15,372	7,638
Loss from unconsolidated real estate ventures, net	(3,194)	(2,042)	(20,336)	(1,395)
Interest and other income (loss), net	(1,646)	3,022	(625)	5,385
Gain on sale of real estate	—	57,870	59,477	104,991

Consolidated NOI	51,332	78,283	256,829	311,131
NOI attributable to unconsolidated real estate ventures at our share	7,521	6,052	27,693	21,797
Non-cash rent adjustments (1)	15,433	(8,465)	5,535	(34,359)
Other adjustments (2)	(3,284)	3,913	6,058	13,979
Total adjustments	19,670	1,500	39,286	1,417
NOI	$71,002	$79,783	$296,115	$312,548
Less: out-of-service NOI loss (3)	(801)	(2,817)	(5,789)	(7,013)
Operating Portfolio NOI	$71,803	$82,600	$301,904	$319,561
Non-same store NOI (4)	1,174	3,635	14,028	18,706
Same store NOI (5)	$70,629	$78,965	$287,876	$300,855

Change in same store NOI	(10.6)%		(4.3)%
Number of properties in same store pool	54		52

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our under-construction assets, and near-term and future development pipelines.
(4)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

Q4 2020 SUPPLEMENTAL INFORMATION

SECTION THREE

4747 Bethesda Avenue

The Wren (Amenity Space)

JBG SMITH

SUPPLEMENTAL INFORMATION | Q4 2020

SEP
TABLE OF CONTENTS	DECEMBER 31, 2020

DISCLOSURES	DECEMBER 31, 2020

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against emerging variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC region and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the Crystal City Marriott, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential net operating income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job growth in the Washington, DC metropolitan area and National Landing; the potential return on our investment in wireless spectrum across National Landing; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC region will be more resilient than other parts of the country in any recession resulting from COVID-19; potential countercyclical growth caused by the concentration in the Washington DC region of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; the economic impact of DC's diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized net operating income; adjusted annualized net operating income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon's additional headquarters (including whether the incentives bill will have the desired effect on jobs growth, whether state and local governments will make the anticipated infrastructure and education investments and whether the anticipated private investments in National Landing will occur); the economic impact of Amazon's additional headquarters on the DC region and National Landing, including Amazon's commitment to its planned occupancies in National Landing and its plans for accelerated hiring, and plans to expand public transportation in National Landing such as Metro; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; the allocation of capital to our share repurchase plan and any impact on our stock price;; in the case of our construction and near-term development pipeline assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date, intended type of asset use and potential tenants, and estimated stabilized NOI; whether our under-construction assets will deliver the annualized NOI that we anticipate; trends towards widespread adoption of teleworking; whether the federal government will increase local spending when controlled by a single party; and in the case of our future development opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, estimated potential development density and the potential for delays in the entitlement process.

DISCLOSURES	DECEMBER 31, 2020

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10 K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's Washington, D.C. segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Definitions

See pages 53-57 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transactions with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP

DISCLOSURES	DECEMBER 31, 2020

measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	DECEMBER 31, 2020 (Unaudited)

Company Profile

Company Overview

JBG SMITH, a Maryland REIT, owns and operates a portfolio of high-growth commercial and multifamily assets amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and vibrant urban amenities. Over half of our portfolio is in National Landing, where we serve as the exclusive developer for Amazon's new headquarters, and where Virginia Tech’s new $1 billion Innovation Campus will be located. In addition, our third-party asset management and real estate services business provides fee-based real estate services to the Washington Housing Initiative, Amazon, the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds") and other third parties.

Q4 2020 Financial Results

◾	Net loss attributable to common shareholders was $45.7 million, or $0.36 per diluted share.
◾	FFO attributable to common shareholders was $23.1 million, or $0.17 per diluted share.
◾	Core FFO attributable to common shareholders was $32.7 million, or $0.25 per diluted share.

Portfolio Highlights

Operating Assets

◾	Annualized NOI for the operating portfolio for the three months ended December 31, 2020 was $288.2 million, compared to $291.1 million for the three months ended September 30, 2020, at our share.
◾	The operating commercial portfolio was 88.1% leased and 87.7% occupied as of December 31, 2020, compared to 88.4% and 85.3% as of September 30, 2020, at our share.
◾	The operating multifamily portfolio was 86.5% leased and 81.1% occupied as of December 31, 2020, compared to 83.0% and 76.6% as of September 30, 2020, at our share.
◾	Same store NOI at our share decreased 10.6% to $70.6 million for the three months ended December 31, 2020, compared to $79.0 million for the three months ended December 31, 2019. We believe the decrease in same store NOI for the three months ended December 31, 2020 was substantially all attributable to the COVID-19 pandemic, including (i) lower occupancy, higher concessions, lower rents, higher operating costs, and an increase in uncollectable operating lease receivables at our multifamily properties, (ii) rent deferrals, an increase in uncollectable operating lease receivables and a decline in parking revenue at our commercial properties, and (iii) lower occupancy at the Crystal City Marriott. The decline was partially offset by the burn-off of rent abatement across our commercial portfolio. See page 56 for the definition of same store.
◾	During the fourth quarter, NOI for our operating portfolio decreased 13.1% to $71.8 million, and Adjusted EBITDA decreased 25.3% to $58.0 million as compared to the fourth quarter of 2019. We believe NOI was negatively impacted by $15.1 million attributable to the COVID-19 pandemic, comprising $3.7 million of reserves and rent deferrals for office and retail tenants, a $5.8 million decline in NOI in our same store multifamily assets, a $3.9 million decline in parking revenue, and a $1.7 million decline in NOI from the Crystal City Marriott. While the COVID-19 pandemic has impacted these income streams in the short term, we expect many will respond favorably to a recovery in demand as the pandemic abates. We believe Adjusted EBITDA was negatively impacted by $24.0 million attributable to the COVID-19 pandemic, which includes the $15.1 million decline in NOI noted above, and $8.9 million of straight-line rent reserves, partially offset by income associated with certain lease guarantees. The $3.7 million of reserves and rent deferrals for office and retail tenants that impacted NOI include (i) $2.1 million of rent deferrals, (ii) $1.8 million of rent deferrals from expected lease modifications, and (iii) $1.2 million of other reserves, partially offset by $1.4 million we collected from Parking Management Inc, a parking operator who filed for bankruptcy protection during the second quarter of 2020.

COMPANY PROFILE	DECEMBER 31, 2020 (Unaudited)

Company Overview

During the fourth quarter, we entered into rent deferral agreements with tenants totaling $2.1 million. Additionally, we recognized $1.8 million of credit losses for rent deferral agreements that are in negotiation. We believe the write-off of accounts receivable, rent deferrals and straight-line rent receivables this quarter, together with the write-offs and credit losses we took earlier during the year, covers substantially all of our at-risk office and retail tenants significantly impacted to date by the pandemic. These tenants include all co-working tenants and all retailers except for grocers, pharmacies, essential businesses and certain national credit tenants. Our financial results in future periods will not be negatively impacted by the collectability of rent deferrals from these tenants because we have fully written off the receivable balances. Revenue related to these executed or pending rent deferrals is not included in our fourth quarter NOI, Adjusted EBITDA or Core FFO.

FOURTH QUARTER 2020 RENT COLLECTION
	OFFICE	RESIDENTIAL	RETAIL
% of Rent Collected (1)	98.6%	98.7%	72.6%
Variance to Average 2019 Rent Collected	(1.1%)	(1.2%)	(25.8%)
$ Paid / $ Unpaid	$90.5M / $1.3M	$28.2M / $0.4M	$6.9M / $2.6M

(1)	Excludes $0.6 million of deferred and abated rents, consisting of $0.1 million for office tenants and $0.5 million for retail tenants. Including these deferred rents and abatements, our rent collections for the fourth quarter of 2020 would have been 98.5% for office tenants and 69.1% for retail tenants. Our rent collections for January kept pace with our fourth quarter rent collections.

Under-Construction

◾	As of December 31, 2020, there were two assets under construction (one commercial asset and one multifamily asset), consisting of approximately 274,000 square feet and 161 units, both at our share.
◾During the quarter ended December 31, 2020, we completed 1770 Crystal Drive ahead of schedule and below budget.

Near-Term Development Pipeline

◾	As of December 31, 2020, there were 10 near-term development pipeline assets consisting of 5.6 million square feet of estimated potential development density.

Future Development Pipeline

◾	As of December 31, 2020, there were 29 future development pipeline assets consisting of 12.0 million square feet of estimated potential development density at our share, including the 2.1 million square feet held for sale to Amazon.

Investing and Financing Activities

◾	Acquired a 1.4-acre future development parcel in National Landing, which was formerly occupied by the Americana Hotel, and three other parcels for an aggregate total of $65.0 million. $47.3 million was allocated to the former Americana Hotel site, of which $20.0 million has been deferred until the earlier of the approval of certain entitlements or January 1, 2023, and $17.7 million was allocated to the other three parcels. The former Americana Hotel site has the potential to accommodate up to approximately 550,000 square feet of new development density and is located directly across the street from Amazon’s future headquarters.
◾	Repaid the mortgage payable collateralized by WestEnd25 with a principal balance of $94.7 million.
◾	Repurchased and retired 0.9 million common shares for $25.2 million, an average purchase price of $27.41 per share.
◾	Recognized a gain of $0.8 million from the sale of Pickett Industrial Park by our unconsolidated real estate venture.

COMPANY PROFILE	DECEMBER 31, 2020 (Unaudited)

Executive Officers		Company Snapshot as of December 31, 2020

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
M. Moina Banerjee	Chief Financial Officer	Dividend yield	2.9%
Kevin P. Reynolds	Chief Development Officer
George L. Xanders	Chief Investment Officer	Total Enterprise Value (dollars in billions, except share price)
Steven A. Museles	Chief Legal Officer	Common share price	$31.27
		Common shares and common limited partnership units ("OP Units") outstanding (in millions)	145.61
		Total market capitalization	$4.55
		Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.38
		Less: cash and cash equivalents at JBG SMITH share	(0.24)
		Net debt	$2.14
		Total Enterprise Value	$6.69

		Net Debt / Total Enterprise Value	32.0%

FINANCIAL HIGHLIGHTS	DECEMBER 31, 2020 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Year Ended
	December 31, 2020		December 31, 2020

Summary Financial Results
Total revenue	$148,629		$602,723
Loss attributable to common shareholders	$(45,655)		$(62,303)
Per diluted common share	$(0.36)		$(0.49)
Operating portfolio NOI	$71,803		$301,904
FFO (1)	$25,893		$130,110
Per OP Unit	$0.17		$0.87
Core FFO (1)	$36,634		$178,493
Per OP Unit	$0.25		$1.19
FAD (1)	$45,596		$169,288
FAD payout ratio	73.2%		79.8%
EBITDA (1)	$41,189		$254,130
EBITDAre (1)	$48,168		$211,106
Adjusted EBITDA (1)	$57,952		$255,039
Net debt / total enterprise value	32.0%		32.0%
Net debt to annualized adjusted EBITDA (2)	9.2	x	8.4	x

	December 31, 2020

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (3)	$1,985,061
Total consolidated and unconsolidated indebtedness (3)	$2,380,611
Weighted average interest rates:
Variable rate debt	2.27%
Fixed rate debt	3.82%
Total debt	3.18%
Cash and cash equivalents	$241,066

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 6.5x for the three months ended December 31, 2020.
(3)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS – TRENDS	DECEMBER 31, 2020 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Commercial NOI	$57,652	$56,897	$56,594	$62,112	$61,999
Multifamily NOI	14,151	15,452	19,081	21,251	20,601
Operating portfolio NOI	$71,803	$72,349	$75,675	$83,363	$82,600
Total annualized NOI	$288,230	$291,119	$306,984	$334,594	$328,207

Net income (loss) attributable to common shareholders	$(45,655)	$(22,793)	$(36,780)	$42,925	$34,390
Per diluted common share	$(0.36)	$(0.18)	$(0.28)	$0.32	$0.25
FFO (1)	$25,893	$36,345	$26,627	$41,245	$34,228
Per OP Unit	$0.17	$0.24	$0.18	$0.27	$0.23
Core FFO (1)	$36,634	$45,060	$38,269	$58,531	$59,362
Per OP Unit	$0.25	$0.30	$0.26	$0.39	$0.39
FAD (1)	$45,596	$35,732	$36,132	$51,829	$28,790
FAD payout ratio (2)	73.2%	94.4%	94.0%	65.6%	118.1%
EBITDA (1)	$41,189	$57,856	$37,921	$117,164	$109,962
EBITDAre (1)	$48,168	$57,856	$47,395	$57,687	$52,092
Adjusted EBITDA (1)	$57,952	$65,398	$58,127	$73,562	$77,582
Net debt / total enterprise value (3)	32.0%	33.9%	30.2%	27.8%	22.5%
Net debt to annualized adjusted EBITDA (4)	9.2	x	7.7x	8.1x	6.2x	5.8x

Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

Number of Operating Assets
Commercial	41	43	43	44	44
Multifamily	21	21	20	20	18
Total	62	64	63	64	62

Operating Portfolio % Leased
Commercial (5)	88.1%	88.4%	90.4%	91.0%	91.4%
Multifamily (6)	86.5%	83.0%	85.8%	87.0%	89.5%
Weighted Average	87.6%	86.7%	89.0%	89.8%	90.8%

Operating Portfolio % Occupied (7)
Commercial (5)	87.7%	85.3%	88.1%	88.7%	88.2%
Multifamily (6)	81.1%	76.6%	82.3%	84.5%	87.2%
Weighted Average	85.6%	82.5%	86.3%	87.5%	87.9%

See footnotes on page 11.

FINANCIAL HIGHLIGHTS – TRENDS	DECEMBER 31, 2020 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Q4 2019 was impacted by increases in recurring capital expenditures, which was consistent with historical seasonality trends.
(3)	Q4 2019 was calculated using closing share price as of February 21, 2020.
(4)	Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 6.5x for Q4 2020.
(5)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.
(6)	Includes recently delivered assets. In-service assets were 91.3% leased and 87.8% occupied as of Q4 2020, 92.8% leased and 88.1% occupied as of Q3 2020, 93.3% leased and 90.2% occupied as of Q2 2020, 95.2% leased and 93.4% occupied as of Q1 2020, and 95.1% leased and 93.3% occupied as of Q4 2019.
(7)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	DECEMBER 31, 2020 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized
							Rent per
						Annualized	Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied	(in thousands)	Per Unit (1)	(in thousands)

Operating
Commercial (2)
In-service	39	12,420,444	10,665,525	88.2%	87.8%	$415,078	$45.97	$230,514
Recently delivered	2	569,399	448,333	85.4%	85.8%	25,042	64.23	1,112
Total / weighted average	41	12,989,843	11,113,858	88.1%	87.7%	$440,120	$46.74	$231,626
Multifamily
In-service	18	7,111	5,327	91.3%	87.8%	$126,567	$2,109	$60,272
Recently delivered	3	689	672	46.2%	27.4%	7,101	2,287	(3,668)
Total / weighted average	21	7,800	5,999	86.5%	81.1%	$133,668	$2,116	$56,604

Operating - In-Service	57	12,420,444 SF/ 7,111 Units	10,665,525 SF/ 5,327 Units	89.2%	87.8%	$541,645	$45.97 per SF/ $2,109 per unit	$290,786

Operating - Recently Delivered	5	569,399 SF/ 689 Units	448,333 SF/ 672 Units	63.8%	54.9%	$32,143	$64.23 per SF/ $2,287 per unit	$(2,556)

Operating - Total / Weighted Average	62	12,989,843 SF/ 7,800 Units	11,113,858 SF/ 5,999 Units	87.6%	85.6%	$573,788	$46.74 per SF/ $2,116 per unit	$288,230

Development (3)
Under-Construction
Commercial	1	273,897	273,897	98.3%
Multifamily	1	322	161	N/A

Development - Total	2	273,897 SF/ 322 Units	273,897 SF/ 161 Units	98.3%

Near-Term Development	10	5,637,600	5,637,600

Future Development	29	14,777,500	12,006,500

(1)	For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.
(3)	Refer to pages 43-45 for detail on under-construction assets, and near-term development and future development pipelines.

CONDENSED CONSOLIDATED BALANCE SHEETS	DECEMBER 31, 2020 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	December 31, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,391,472	$1,240,455
Buildings and improvements	4,341,103	3,880,973
Construction in progress, including land	268,056	654,091
	6,000,631	5,775,519
Less accumulated depreciation	(1,232,690)	(1,119,571)
Real estate, net	4,767,941	4,655,948
Cash and cash equivalents	225,600	126,413
Restricted cash	37,736	16,103
Tenant and other receivables	55,903	52,941
Deferred rent receivable	170,547	169,721
Investments in unconsolidated real estate ventures	461,369	543,026
Other assets, net	286,575	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,079,547	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,593,738	$1,125,777
Revolving credit facility	—	200,000
Unsecured term loans, net	397,979	297,295
Accounts payable and accrued expenses	103,102	157,702
Other liabilities, net	247,774	206,042
Total liabilities	2,342,593	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	530,748	612,758
Total equity	3,206,206	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,079,547	$5,986,251

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	DECEMBER 31, 2020 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE
Property rental	$104,439	$127,571	$458,958	$493,273
Third-party real estate services, including reimbursements	30,069	29,121	113,939	120,886
Other revenue	14,121	8,185	29,826	33,611
Total revenue	148,629	164,877	602,723	647,770
EXPENSES
Depreciation and amortization	64,170	50,004	221,756	191,580
Property operating	39,758	37,535	145,625	137,622
Real estate taxes	17,536	18,252	70,958	70,493
General and administrative:
Corporate and other	9,156	11,934	46,634	46,822
Third-party real estate services	28,569	26,910	114,829	113,495
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Transaction and other costs	1,144	13,307	8,670	23,235
Total expenses	166,579	169,901	640,150	625,409
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(3,194)	(2,042)	(20,336)	(1,395)
Interest and other income (loss), net	(1,646)	3,022	(625)	5,385
Interest expense	(17,661)	(11,831)	(62,321)	(52,695)
Gain on sale of real estate	—	57,870	59,477	104,991
Loss on extinguishment of debt	(29)	(3,916)	(62)	(5,805)
Impairment loss	(10,232)	—	(10,232)	—
Total other income (expense)	(32,762)	43,103	(34,099)	50,481
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(50,712)	38,079	(71,526)	72,842
Income tax benefit	544	613	4,265	1,302
NET INCOME (LOSS)	(50,168)	38,692	(67,261)	74,144
Net (income) loss attributable to redeemable noncontrolling interests	4,513	(4,302)	4,958	(8,573)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(45,655)	$34,390	$(62,303)	$65,571
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.36)	$0.25	$(0.49)	$0.48
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	132,042	134,129	133,451	130,687

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020.

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2020 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	December 31, 2020

Total real estate, at cost	$841,782
Less accumulated depreciation	(60,110)
Real estate, net	781,672
Cash and cash equivalents	15,503
Other assets, net	87,978
Total assets	$885,153
Borrowings, net	$395,550
Other liabilities, net	47,151
Total liabilities	$442,701

	Three Months Ended	Year Ended
OPERATING INFORMATION (1)	December 31, 2020	December 31, 2020
Total revenue	$14,116	$65,833
Expenses:
Depreciation and amortization	7,197	28,883
Property operating	5,679	27,119
Real estate taxes	2,508	9,616
Total expenses	15,384	65,618
Other income (expense):
Interest expense	(2,852)	(12,639)
Loss on the sale of real estate	827	(2,125)
Interest and other income, net	—	88

Net loss	$(3,293)	$(14,461)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	154	318
Impairment of investment in unconsolidated real estate venture (2)	—	(6,522)
Other	(55)	329
Loss from unconsolidated real estate ventures, net	$(3,194)	$(20,336)

(1)	Excludes information related to the venture that owns The Marriott Wardman Park hotel for the second half of 2020 as we suspended equity loss recognition for the venture after June 30, 2020. On October 1, 2020, we transferred our interest in this venture to our former venture partner.
(2)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero.

OTHER TANGIBLE ASSETS AND LIABILITIES	DECEMBER 31, 2020 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH share	December 31, 2020

Other Tangible Assets, Net (1) (2)
Restricted cash	$39,564
Tenant and other receivables, net	58,629
Other assets, net	55,259
Total Other Tangible Assets, Net	$153,452

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$119,855
Other liabilities, net	203,443
Total Other Tangible Liabilities, Net	$323,298

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets held for sale related to assets held for sale.
(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(50,168)		$38,692		$(67,261)		$74,144
Depreciation and amortization expense	64,170		50,004		221,756		191,580
Interest expense (1)	17,661		11,831		62,321		52,695
Income tax benefit	(544)		(613)		(4,265)		(1,302)
Unconsolidated real estate ventures allocated share of above adjustments	10,072		10,050		41,588		36,877
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(2)		(2)		(9)		(7)
EBITDA	$41,189		$109,962		$254,130		$353,987
Gain on sale of real estate	—		(57,870)		(59,477)		(104,991)
(Gain) loss on sale of unconsolidated real estate assets	(826)		—		2,126		(335)
Real estate impairment loss (2)	7,805		—		7,805		—
Impairment of investment in unconsolidated real estate venture (3)	—		—		6,522		—
EBITDAre	$48,168		$52,092		$211,106		$248,661
Transaction and other costs (4)	1,144		13,307		8,670		23,235
Impairment loss (2)	2,427		—		2,427		—
Loss on extinguishment of debt	29		3,916		62		5,805
Share-based compensation related to Formation Transaction and special equity awards	6,246		11,959		31,678		42,162
Losses and distributions in excess of our investment in unconsolidated real estate venture (5)	(152)		(518)		(459)		(7,356)
Lease liability adjustments	—		(1,829)		—		162
Unconsolidated real estate ventures allocated share of above adjustments	90		(1,345)		1,555		(1,345)

Adjusted EBITDA	$57,952		$77,582		$255,039		$311,324

Net Debt to Annualized Adjusted EBITDA (6)	9.2	x	5.8	x	8.4	x	5.8	x

					December 31, 2020		December 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (7)					$1,985,061		$1,620,001
Unconsolidated indebtedness (7)					395,550		329,056
Total consolidated and unconsolidated indebtedness					2,380,611		1,949,057
Less: cash and cash equivalents					241,066		136,200
Net Debt (at JBG SMITH Share)					$2,139,545		$1,812,857

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(3)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after June 30, 2020. On October 1, 2020, we transferred our interest in this venture to our former venture partner.
(4)	See page 58 for the components of transaction and other costs.
(5)	During the year ended December 31, 2019, we received distributions of $6.4 million from 1101 17th Street.
(6)	Quarterly adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below. Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 6.5x for the three months ended December 31, 2020.
(7)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(45,655)	$34,390	$(62,303)	$65,571
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	4,302	(4,958)	8,573
Net income (loss)	(50,168)	38,692	(67,261)	74,144
Gain on sale of real estate	—	(57,870)	(59,477)	(104,991)
(Gain) loss on sale from unconsolidated real estate ventures	(826)	—	2,126	(335)
Real estate depreciation and amortization	61,865	47,001	211,455	180,508
Real estate impairment loss (1)	7,805	—	7,805	—
Impairment of investment in unconsolidated real estate venture (2)	—	—	6,522	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,219	6,407	28,949	20,577
FFO attributable to noncontrolling interests in consolidated real estate ventures	(2)	(2)	(9)	(7)
FFO Attributable to OP Units	$25,893	$34,228	$130,110	$169,896
FFO attributable to redeemable noncontrolling interests	(2,810)	(3,804)	(14,163)	(19,306)
FFO attributable to common shareholders	$23,083	$30,424	$115,947	$150,590

FFO attributable to OP Units	$25,893	$34,228	$130,110	$169,896
Transaction and other costs, net of tax (3)	1,071	11,725	8,247	21,139
Impairment loss (1)	2,427	—	2,427	—
Loss from mark-to-market on derivative instruments	11	—	184	50
Loss on extinguishment of debt	29	3,916	62	5,805
Losses and distributions in excess of our investment in unconsolidated real estate venture (4)	(152)	(518)	(459)	(7,356)
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Lease liability adjustments	—	(1,829)	—	162
Amortization of management contracts intangible, net of tax	1,073	1,288	4,360	5,150
Unconsolidated real estate ventures allocated share of above adjustments	36	(1,407)	1,884	100
Core FFO Attributable to OP Units	$36,634	$59,362	$178,493	$237,108
Core FFO attributable to redeemable noncontrolling interests	(3,976)	(6,598)	(19,433)	(26,895)
Core FFO attributable to common shareholders	$32,658	$52,764	$159,060	$210,213
FFO per common share - diluted	$0.17	0.23	$0.87	1.15
Core FFO per common share - diluted	$0.25	0.39	$1.19	1.61
Weighted average shares - diluted (FFO and Core FFO)	132,628	134,129	134,022	130,687
FAD
Core FFO attributable to OP Units	$36,634	$59,362	$178,493	$237,108
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (5)	(15,284)	(27,689)	(49,373)	(84,934)
Straight-line and other rent adjustments (6)	15,433	(8,464)	5,535	(34,359)
Third-party lease liability assumption payments	(836)	(1,450)	(3,860)	(5,182)
Share-based compensation expense	6,496	5,512	33,625	22,665
Amortization of debt issuance costs	1,059	671	3,183	3,217
Unconsolidated real estate ventures allocated share of above adjustments	1,265	(386)	(2,615)	(2,820)
Non-real estate depreciation and amortization	829	1,234	4,300	3,987
FAD available to OP Units (A)	$45,596	$28,790	$169,288	$139,682
Distributions to common shareholders and unitholders (7) (B)	$33,362	$34,011	$135,086	$133,307
FAD Payout Ratio (B÷A) (8)	73.2%	118.1%	79.8%	95.4%

See footnotes on page 19.

FFO, CORE FFO AND FAD (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Capital Expenditures
Maintenance and recurring capital expenditures	$6,325	$11,748	$18,520	$31,495
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	186	561	1,022	1,340
Second-generation tenant improvements and leasing commissions	8,773	13,426	28,108	48,651
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	1,954	1,723	3,448
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	15,284	27,689	49,373	84,934
Non-recurring capital expenditures	6,380	16,410	23,647	36,967
Share of non-recurring capital expenditures from unconsolidated real estate ventures	160	488	554	602
First-generation tenant improvements and leasing commissions	8,910	20,057	36,643	51,751
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	747	2,672	2,408	3,831
Non-recurring capital expenditures	16,197	39,627	63,252	93,151
Total JBG SMITH Share of Capital Expenditures	$31,481	$67,316	$112,625	$178,085

(1)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after June 30, 2020. On October 1, 2020, we transferred our interest in this venture to our former venture partner.
(3)	See page 58 for the components of transaction and other costs.
(4)	During the year ended December 31, 2019, we received distributions of $6.4 million from 1101 17th Street.
(5)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(6)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(7)	The distribution for the year ended December 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(8)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. Q4 2019 was impacted by increases in recurring capital expenditures, which was consistent with historical seasonality trends.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH share	Three Months Ended December 31, 2020
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,630	$1,096	$528	$4,254
Asset management fees	—	528	1,782	2,310
Development fees	2,536	83	402	3,021
Leasing fees	1,705	106	156	1,967
Construction management fees	653	92	164	909
Other service revenue	1,060	414	139	1,613
Total Revenue (2)	$8,584	$2,319	$3,171	$14,074
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(12,538)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$1,536

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $15.3 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended December 31, 2020
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$9,156	$—	$—	$779	$9,935
Third-party real estate services	28,569	—	(15,253)	(779)	12,537
Share-based compensation related to Formation Transaction and special equity awards	6,246	(6,246)	—	—	—

Total	$43,971	$(6,246)	$(15,253)	$—	$22,472

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $15.3 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 20. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	DECEMBER 31, 2020 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH share				Plus: Signed	Plus: Lease Up
		Q4 2020		But Not Yet	of Recently	Adjusted
		Operating	Annualized	Commenced	Delivered	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Assets (1)	NOI

Commercial (2)
DC	89.2%	$12,093	$48,372	$640	$3,236	$52,248
VA	87.7%	43,710	175,858	19,256	164	195,278
MD	84.3%	1,849	7,396	364	11,912	19,672
Total / weighted average	87.7%	$57,652	$231,626	$20,260	$15,312	$267,198

Multifamily
DC	66.6%	$5,053	$20,212	$216	$10,069	$30,497
VA	91.8%	7,768	31,072	—	—	31,072
MD	94.5%	1,330	5,320	—	—	5,320
Total / weighted average	81.1%	$14,151	$56,604	$216	$10,069	$66,889

Total / Weighted Average	85.6%	$71,803	$288,230	$20,476	$25,381	$334,087

(1)	Incremental revenue from commercial assets represents the burn off of free rent and is calculated as free rent incurred at assets in their initial lease up for the three months ended December 31, 2020 multiplied by four. Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of December 31, 2020, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets and 900 W Street.
(2)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended December 31,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2020	2019	% Change
Same Store (2)
DC	15	2,525,169 SF/ 1,832 Units	1,812,711 SF/ 1,148 Units	92.5%	90.6%	$16,104	$19,692	(18.2)%
VA	32	9,199,460 SF/ 3,202 Units	8,266,770 SF/ 2,891 Units	89.5%	88.7%	51,462	55,353	(7.0)%
MD	7	480,597 SF/ 1,287 Units	480,597 SF/ 498 Units	88.4%	86.8%	3,063	3,920	(21.9)%
Total / weighted average	54	12,205,226 SF/ 6,321 Units	10,560,078 SF/ 4,537 Units	90.0%	88.9%	$70,629	$78,965	(10.6)%

Non-Same Store (3)
DC	7	484,253 SF/ 1,479 Units	253,416 SF/ 1,462 Units	63.1%	54.2%	$1,042	$845	23.3%
VA	—	_	—	—	—	16	1,957	(99.2)%
MD	1	300,364 SF	300,364 SF	90.9%	90.5%	116	(769)	(115.1)%
Total / weighted average	8	784,617 SF/ 1,479 Units	553,780 SF/ 1,462 Units	67.9%	60.7%	$1,174	$2,033	(42.3)%

Total Operating Portfolio
DC	22	3,009,422 SF/ 3,311 Units	2,066,127 SF/ 2,610 Units	82.6%	77.9%	$17,146	$20,537	(16.5)%
VA	32	9,199,460 SF/ 3,202 Units	8,266,770 SF/ 2,891 Units	89.5%	88.7%	51,478	57,310	(10.2)%
MD	8	780,961 SF/ 1,287 Units	780,961 SF/ 498 Units	89.1%	87.7%	3,179	3,151	0.9%
Operating Portfolio - Total / Weighted Average	62	12,989,843 SF/ 7,800 Units	11,113,858 SF/ 5,999 Units	87.6%	85.6%	$71,803	$80,998	(11.4)%

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.
(2)	Same store refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. We believe Same Store NOI for the three months ended December 31, 2020 was negatively impacted by a $14.6 million attributable to the COVID-19 pandemic compared to the fourth quarter of 2019, comprising $3.2 million of reserves and rent deferrals for office and retail tenants, a $5.8 million decline in NOI for our same store multifamily assets, a $3.9 million decline in parking revenue and a $1.7 million decline in NOI from the Crystal City Marriott. The $3.2 million of reserves and rent deferrals for office and retail tenants include (i) $1.7 million of rent deferrals, (ii) $1.5 million of rent deferrals from expected lease modifications and (iii) $1.3 million of other reserves, partially offset by $1.3 million we collected from Parking Management Inc, a parking operator who filed for bankruptcy protection during the second quarter of 2020. We believe Same Store NOI for the year ended December 31, 2020 was negatively impacted by $42.0 million attributable to the COVID-19 pandemic, comprising $15.5 million of reserves and rent deferrals for office and retail tenants, a $10.7 million decline in NOI for our same store multifamily assets, a $12.1 million decline in parking revenue and a $3.7 million decline in NOI from the Crystal City Marriott. The $15.5 million of reserves and rent deferrals for office and retail tenants include (i) $4.4 million of rent deferrals, (ii) $6.0 million of rent deferrals from expected lease modifications, (iii) $0.9 million related to the bankruptcy filing by Parking Management Inc. and (iv) $4.2 million of other reserves
(3)	The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

SUMMARY & SAME STORE NOI (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Year Ended December 31,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2020	2019	% Change
Same Store (2)
DC	14	2,525,169 SF/ 1,541 Units	1,812,711 SF/ 857 Units	92.3%	90.6%	$64,156	$72,288	(11.2)%
VA	31	8,993,274 SF/ 3,202 Units	8,060,584 SF/ 2,891 Units	89.3%	88.4%	209,034	212,696	(1.7)%
MD	7	480,597 SF/ 1,287 Units	480,597 SF/ 498 Units	88.4%	86.8%	14,686	15,871	(7.5)%
Total / weighted average	52	11,999,040 SF/ 6,030 Units	10,353,892 SF/ 4,246 Units	89.8%	88.7%	$287,876	$300,855	(4.3)%

Non-Same Store (3)
DC	8	484,253 SF/ 1,770 Units	253,416 SF/ 1,753 Units	67.4%	59.0%	$9,576	$5,511	73.8%
VA	1	206,186 SF	206,186 SF	99.2%	100.0%	6,049	10,029	(39.7)%
MD	1	300,364 SF	300,364 SF	90.9%	90.5%	(1,597)	(466)	242.7%
Total / weighted average	10	990,803 SF/ 1,770 Units	759,966 SF/ 1,753 Units	73.6%	67.4%	$14,028	$15,074	(6.9)%

Total Operating Portfolio
DC	22	3,009,422 SF/ 3,311 Units	2,066,127 SF/ 2,610 Units	82.6%	77.9%	$73,732	$77,799	(5.2)%
VA	32	9,199,460 SF/ 3,202 Units	8,266,770 SF/ 2,891 Units	89.5%	88.7%	215,083	222,725	(3.4)%
MD	8	780,961 SF/ 1,287 Units	780,961 SF/ 498 Units	89.1%	87.7%	13,089	15,405	(15.0)%
Operating Portfolio - Total / Weighted Average	62	12,989,843 SF/ 7,800 Units	11,113,858 SF/ 5,999 Units	87.6%	85.6%	$301,904	$315,929	(4.4)%

See footnotes on page 23.

SUMMARY NOI (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended December 31, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated	Commercial	Multifamily	Total
Number of operating assets	45	17	41	21	62
Property rental (1)	$101,926	$13,227	$86,171	$28,982	$115,153
Tenant expense reimbursement	6,567	851	6,326	1,092	7,418
Other revenue (2)	9,321	623	7,573	2,371	9,944
Total revenue	117,814	14,701	100,070	32,445	132,515

Operating expenses	(52,897)	(6,992)	(41,600)	(18,289)	(59,889)
Ground rent expense	(780)	(43)	(818)	(5)	(823)
Total expenses	(53,677)	(7,035)	(42,418)	(18,294)	(60,712)

Operating Portfolio NOI (1)	$64,137	$7,666	$57,652	$14,151	$71,803

Annualized NOI	$257,566	$30,664	$231,626	$56,604	$288,230
Additional Information
Free rent (at 100% share)	$10,840	$2,935	$10,784	$2,991	$13,775
Free rent (at JBG SMITH share)	$10,827	$1,215	$9,418	$2,624	$12,042
Annualized free rent (at JBG SMITH share) (3)	$43,308	$4,860	$37,672	$10,496	$48,168
Payments associated with assumed lease liabilities (at 100% share)	$836	$—	$836	$—	$836
Payments associated with assumed lease liabilities (at JBG SMITH share)	$836	$—	$836	$—	$836
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (4)	$3,344	$—	$3,344	$—	$3,344
% occupied (at JBG SMITH share) (5)	85.1%	90.1%	87.7%	81.1%	85.6%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$19,628	$1,844	$21,256	$216	$21,472
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (6)	$19,628	$848	$20,260	$216	$20,476

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and includes payments associated with assumed lease liabilities. Our National Landing assets generated $40.5 million of NOI for the three months ended December 31, 2020. NOI excludes approximately $4.4 million of related party management fees at JBG SMITH's share. During the fourth quarter, we believe NOI was negatively impacted $15.1 million attributable to the COVID-19 pandemic, comprising $3.7 million of reserves and rent deferrals for office and retail tenants, a $5.8 million decline in NOI for our same store multifamily assets, a $3.9 million decline in parking revenue, and a $1.7 million decline in NOI from the Crystal City Marriott. The $3.7 million of reserves and rent deferrals for office and retail tenants include (i) $2.1 million of rent deferrals, (ii) $1.8 million of rent deferrals from expected lease modifications and (iii) $1.2 million of other reserves, partially offset by $1.4 million we collected from Parking Management Inc, a parking operator who filed for bankruptcy protection during the second quarter of 2020. See definition of NOI on page 55.
(2)	Includes $4.9 million of parking revenue at JBG SMITH's share.
(3)	Represents JBG SMITH's share of free rent for the three months ended December 31, 2020 multiplied by four.
(4)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended December 31, 2020 multiplied by four.
(5)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(6)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces that were vacant as of December 31, 2020.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended December 31, 2020 at JBG SMITH Share
	Consolidated (7)	Unconsolidated	DC	VA (7)	MD	Total
Number of operating assets	30	11	11	27	3	41
Property rental (1)	$74,882	$11,289	$19,973	$61,620	$4,578	$86,171
Tenant expense reimbursement	5,514	812	2,615	3,613	98	6,326
Other revenue (2)	7,004	569	(19)	6,872	720	7,573
Total revenue	87,400	12,670	22,569	72,105	5,396	100,070

Operating expenses	(35,555)	(6,045)	(10,438)	(27,856)	(3,306)	(41,600)
Ground rent expense	(780)	(38)	(38)	(539)	(241)	(818)
Total expenses	(36,335)	(6,083)	(10,476)	(28,395)	(3,547)	(42,418)

Operating Portfolio NOI (1)	$51,065	$6,587	$12,093	$43,710	$1,849	$57,652

Annualized NOI	$205,278	$26,348	$48,372	$175,858	$7,396	$231,626
Additional Information
Free rent (at 100% share)	$8,322	$2,462	$2,793	$4,600	$3,391	$10,784
Free rent (at JBG SMITH share)	$8,322	$1,096	$1,614	$4,413	$3,391	$9,418
Annualized free rent (at JBG SMITH share) (3)	$33,288	$4,384	$6,456	$17,652	$13,564	$37,672
Payments associated with assumed lease liabilities (at 100% share)	$836	$—	$—	$836	$—	$836
Payments associated with assumed lease liabilities (at JBG SMITH share)	$836	$—	$—	$836	$—	$836
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (4)	$3,344	$—	$—	$3,344	$—	$3,344
% occupied (at JBG SMITH share) (5)	87.5%	89.5%	89.2%	87.7%	84.3%	87.7%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$19,412	$1,844	$1,288	$19,604	$364	$21,256
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (6)	$19,412	$848	$640	$19,256	$364	$20,260

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and includes payments associated with assumed lease liabilities. NOI excludes approximately $3.3 million of related party management fees at JBG SMITH's share. During the fourth quarter, we believe Commercial NOI was negatively impacted by $8.4 million attributable to the COVID-19 pandemic, comprising $2.8 million of reserves and rent deferrals for office and retail tenants, a $3.9 million decline in parking revenue and a $1.7 million decline in NOI from the Crystal City Marriott. The $2.8 million of reserves and rent deferrals for office and retail tenants include (i) $1.4 million of rent deferrals, (ii) $1.6 million of rent deferrals from expected lease modifications and (iii) $1.2 million of other reserves, partially offset by $1.4 million we collected from Parking Management Inc, a parking operator who filed for bankruptcy protection during the second quarter of 2020. See definition of NOI on page 55.
(2)	Includes $3.9 million of parking revenue at JBG SMITH's share
(3)	Represents JBG SMITH's share of free rent for the three months ended December 31, 2020 multiplied by four.
(4)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended December 31, 2020 multiplied by four.
(5)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(6)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces that were vacant as of December 31, 2020.
(7)	Our National Landing assets generated $32.8 million of NOI for the three months ended December 31, 2020.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended December 31, 2020 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	DC	VA (6)	MD	Total
Number of operating assets	15	6	11	5	5	21
Property rental (1)	$27,044	$1,938	$12,050	$14,599	$2,333	$28,982
Tenant expense reimbursement	1,053	39	603	481	8	1,092
Other revenue	2,317	54	1,013	1,150	208	2,371
Total revenue (2)	30,414	2,031	13,666	16,230	2,549	32,445

Operating expenses	(17,342)	(947)	(8,613)	(8,462)	(1,214)	(18,289)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(17,342)	(952)	(8,613)	(8,462)	(1,219)	(18,294)

Operating Portfolio NOI (1)	$13,072	$1,079	$5,053	$7,768	$1,330	$14,151

Annualized NOI	$52,288	$4,316	$20,212	$31,072	$5,320	$56,604
Additional Information
Free rent (at 100% share)	$2,518	$473	$1,337	$1,494	$160	$2,991
Free rent (at JBG SMITH share)	$2,505	$119	$1,132	$1,442	$50	$2,624
Annualized free rent (at JBG SMITH share) (3)	$10,020	$476	$4,528	$5,768	$200	$10,496
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (4)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	80.4%	92.8%	66.6%	91.8%	94.5%	81.1%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$216	$—	$216	$—	$—	$216
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$216	$—	$216	$—	$—	$216

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and includes payments associated with assumed lease liabilities. NOI excludes approximately $1.1 million of related party management fees at JBG SMITH's share. See definition of NOI on page 55.
(2)	Includes $1.0 million of parking revenue at JBG SMITH's share
(3)	Represents JBG SMITH's share of free rent for the three months ended December 31, 2020 multiplied by four.
(4)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended December 31, 2020 multiplied by four.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces that were vacant as of December 31, 2020.
(6)	Our National Landing assets generated $7.7 million of NOI for the three months ended December 31, 2020.

NOI RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to common shareholders	$(45,655)	$34,390	$(62,303)	$65,571
Add:
Depreciation and amortization expense	64,170	50,004	221,756	191,580
General and administrative expense:
Corporate and other	9,156	11,934	46,634	46,822
Third-party real estate services	28,569	26,910	114,829	113,495
Share-based compensation related to Formation Transaction and special equity awards	6,246	11,959	31,678	42,162
Transaction and other costs	1,144	13,307	8,670	23,235
Interest expense	17,661	11,831	62,321	52,695
Loss on extinguishment of debt	29	3,916	62	5,805
Impairment loss	10,232	—	10,232	—
Income tax benefit	(544)	(613)	(4,265)	(1,302)
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	4,302	(4,958)	8,573
Less:
Third-party real estate services, including reimbursements revenue	30,069	29,121	113,939	120,886
Other revenue	9,934	1,686	15,372	7,638
Loss from unconsolidated real estate ventures, net	(3,194)	(2,042)	(20,336)	(1,395)
Interest and other income (loss), net	(1,646)	3,022	(625)	5,385
Gain on sale of real estate	—	57,870	59,477	104,991
Consolidated NOI	51,332	78,283	256,829	311,131
NOI attributable to unconsolidated real estate ventures at our share	7,521	6,052	27,693	21,797
Non-cash rent adjustments (1)	15,433	(8,465)	5,535	(34,359)
Other adjustments (2)	(3,284)	3,913	6,058	13,979
Total adjustments	19,670	1,500	39,286	1,417
NOI	$71,002	$79,783	$296,115	$312,548
Less: out-of-service NOI loss (3)	(801)	(2,817)	(5,789)	(7,013)
Operating Portfolio NOI	$71,803	$82,600	$301,904	$319,561
Non-same store NOI (4)	1,174	3,635	14,028	18,706
Same store NOI (5)	$70,629	$78,965	$287,876	$300,855

Change in same store NOI	(10.6)%		(4.3)%
Number of properties in same store pool	54		52

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our under-construction assets, and near-term and future development pipelines.
(4)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

LEASING ACTIVITY - OFFICE	DECEMBER 31, 2020 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended	Year Ended
	December 31, 2020	December 31, 2020
Square feet leased:
At 100% share	231	897
At JBG SMITH share	209	812
Initial rent (1)	$44.50	$46.04
Straight-line rent (2)	$44.23	$46.05
Weighted average lease term (years)	4.2	4.7
Weighted average free rent period (months)	2.5	3.4
Second-generation space:
Square feet	193	707
Cash basis:
Initial rent (1)	$44.68	$45.86
Prior escalated rent	$41.51	$44.66
% change	7.6%	2.7%
GAAP basis:
Straight-line rent (2)	$43.61	$45.59
Prior straight-line rent	$40.62	$43.37
% change	7.4%	5.1%
Tenant improvements:
Per square foot	$17.45	$26.42
Per square foot per annum	$4.14	$5.62
% of initial rent	9.3%	12.2%
Leasing commissions:
Per square foot	$6.71	$7.80
Per square foot per annum	$1.59	$1.66
% of initial rent	3.6%	3.6%

Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	DECEMBER 31, 2020 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH share		Three Months Ended
	Five Quarter Weighted Average	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Square feet	307	209	98	206	299	724
Weighted average lease term (years)	4.9	4.2	5.2	4.1	5.3	5.2
Initial rent (1)	$46.31	$44.50	$49.51	$47.34	$45.09	$46.61
Base rent per annum (2)	$49.89	$45.09	$56.78	$48.71	$48.90	$51.09
Tenant improvements per annum	(5.55)	(4.14)	(7.90)	(5.11)	(5.99)	(5.59)
Leasing commissions per annum	(1.40)	(1.59)	(1.88)	(1.21)	(1.86)	(1.15)
Free rent per annum	(2.04)	(2.18)	(4.23)	(2.63)	(2.65)	(1.28)
Net Effective Rent	$40.89	$37.18	$42.77	$39.76	$38.40	$43.07

DC
Square feet	41	11	28	21	27	117
Initial rent (1)	$52.43	$58.34	$60.12	$49.12	$54.48	$50.16
Net effective rent	$46.97	$52.44	$45.97	$43.36	$43.85	$48.03

VA
Square feet	257	198	70	172	267	579
Initial rent (1)	$45.15	$43.72	$45.29	$46.53	$44.35	$45.59
Net effective rent	$39.41	$36.77	$38.30	$38.30	$37.56	$41.63

MD
Square feet	9	—	—	14	6	27
Initial rent (1)	$51.43	$—	$—	$54.97	$35.33	$52.98
Net effective rent	$45.40	$—	$—	$50.31	$36.18	$44.86

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Weighted Average data is weighted by square feet.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before free rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	DECEMBER 31, 2020 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	50	139,066	1.4%	$3,715	0.8%	$26.71	$26.71
2021	107	809,530	8.2%	39,012	8.6%	48.19	48.44
2022	102	1,532,193	15.6%	67,051	14.8%	43.76	44.66
2023	115	614,221	6.2%	27,173	6.0%	44.24	46.38
2024	101	1,506,715	15.3%	70,368	15.6%	46.70	49.43
2025	92	687,676	7.0%	30,667	6.8%	44.60	47.94
2026	68	395,338	4.0%	17,461	3.9%	44.17	50.09
2027	51	488,682	5.0%	22,163	4.9%	45.35	52.20
2028	47	398,397	4.1%	19,238	4.3%	48.29	56.61
2029	35	420,817	4.3%	21,385	4.7%	50.82	60.60
Thereafter	113	2,836,816	28.9%	133,912	29.6%	47.21	60.53
Total / Weighted Average	881	9,829,451	100.0%	$452,145	100.0%	$46.00	$52.13

Note: Includes all in-place leases as of December 31, 2020 for office and retail space within JBG SMITH's operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 6.1 years.

(1)	Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of December 31, 2020, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	DECEMBER 31, 2020 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022

Commercial
Operating	C	$19,412	$1,529	$3,637	$4,811	$4,853	$4,853	$4,853
Operating	U	848	208	208	211	212	212	212
Under-construction	C	12,000	3,000	3,000	3,000	3,000	3,000	3,000
Total		$32,260	$4,737	$6,845	$8,022	$8,065	$8,065	$8,065

Multifamily
Operating	C	$216	$39	$54	$54	$54	$54	$54
Under-construction	U	568	53	53	82	142	142	142
Total		$784	$92	$107	$136	$196	$196	$196

Total		$33,044	$4,829	$6,952	$8,158	$8,261	$8,261	$8,261

Note: Includes only leases for office and retail spaces that were vacant as of December 31, 2020.

(1)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

TENANT CONCENTRATION	DECEMBER 31, 2020 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	61	2,277,609	23.2%	$92,422	20.4%
2	Amazon	4	598,526	6.1%	26,113	5.8%
3	Family Health International	3	298,116	3.0%	15,852	3.5%
4	Gartner, Inc	1	174,424	1.8%	11,792	2.6%
5	Lockheed Martin Corporation	2	232,598	2.4%	11,167	2.5%
6	Arlington County	2	235,779	2.4%	10,341	2.3%
7	WeWork (1)	2	163,918	1.7%	8,713	1.9%
8	Booz Allen Hamilton Inc	3	159,610	1.6%	7,561	1.7%
9	Greenberg Traurig LLP	1	101,602	1.0%	7,318	1.6%
10	Accenture LLP	2	116,736	1.2%	7,004	1.5%
11	Chemonics International	2	111,520	1.1%	4,756	1.1%
12	Public Broadcasting Service	1	120,328	1.2%	4,575	1.0%
13	Evolent Health LLC	1	90,905	0.9%	4,545	1.0%
14	Conservation International Foundation	1	86,981	0.9%	4,238	0.9%
15	The International Justice Mission	1	74,833	0.8%	4,053	0.9%
16	Goodwin Procter LLP	1	51,296	0.5%	3,931	0.9%
17	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,917	0.9%
18	Host Hotels & Resorts LP	1	55,009	0.6%	3,862	0.9%
19	The Urban Institute	1	68,620	0.7%	3,824	0.8%
20	U.S. Green Building Council	1	54,675	0.6%	3,595	0.8%
	Other (2)	789	4,697,725	47.7%	212,566	47.0%
	Total	881	9,829,451	100.0%	$452,145	100.0%

Note: Includes all in-place leases as of December 31, 2020 for office and retail space within JBG SMITH's operating portfolio. As signed but not yet commenced leases commence and tenants take occupancy, our tenant concentration will change.

(1)	Excludes the WeLive lease at 2221 S. Clark Street.
(2)	Includes JBG SMITH's lease for approximately 84,400 square feet at 4747 Bethesda Avenue.

INDUSTRY DIVERSITY	DECEMBER 31, 2020 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	72	2,582,957	26.3%	$106,023	23.4%
2	Business Services	117	1,586,832	16.1%	76,948	17.0%
3	Government Contractors	73	1,519,171	15.5%	71,538	15.8%
4	Member Organizations	72	933,230	9.5%	46,099	10.2%
5	Real Estate	51	715,336	7.3%	36,259	8.0%
6	Legal Services	37	315,116	3.2%	19,258	4.3%
7	Health Services	42	376,453	3.8%	15,818	3.5%
8	Food and Beverage	116	248,361	2.5%	14,480	3.2%
9	Communications	8	152,819	1.6%	6,029	1.3%
10	Educational Services	12	81,562	0.8%	3,592	0.8%
	Other	281	1,317,614	13.4%	56,101	12.5%
	Total	881	9,829,451	100.0%	$452,145	100.0%

Note: Includes all in-place leases as of December 31, 2020 for office and retail space within JBG SMITH's operating portfolio.

PORTFOLIO SUMMARY	DECEMBER 31, 2020 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	44	14,466,910	5,259	—
Under-construction	1	273,897	—	—
Near-term development	10	—	—	5,637,600
Future development	16	—	—	11,358,800
Total	71	14,740,807	5,259	16,996,400

Real Estate Ventures
Operating	18	5,306,267	2,541	—
Under-construction	1	359,025	322	—
Future development	13	—	—	3,418,700
Total	32	5,665,292	2,863	3,418,700

Total Portfolio	103	20,406,099	8,122	20,415,100

Total Portfolio (at JBG SMITH Share)	103	16,676,909	6,160	17,644,100

Note: At 100% share, unless otherwise indicated.

(1)	For under-construction assets, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2020 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,459	568,351	91,108	96.9%	96.5%	99.6%	$33,377	$51.32	$57.60
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,400	347,080	31,320	82.4%	81.4%	92.6%	20,740	67.49	57.40
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,860	196,842	8,018	88.0%	87.5%	100.0%	8,906	49.34	50.43
1700 M Street	CBD	100.0%	C	Y / Y	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,057	397,057	—	88.3%	88.3%	—	18,373	52.39	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	297,620	276,296	21,324	93.4%	93.8%	87.1%	12,643	47.20	21.81
500 L’Enfant Plaza	Southwest	49.0%	U	N / N	2019 / N/A	215,218	215,218	—	96.1%	96.1%	—	12,012	58.07	—
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	74.7%	100.0%	70.6%	4,953	48.09	57.30
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	225,622	218,768	6,854	89.6%	89.3%	100.0%	10,041	49.94	41.37
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	208,860	199,106	9,754	84.6%	83.8%	100.0%	9,535	53.02	70.56

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	630,045	572,852	57,193	81.7%	80.4%	95.5%	$22,397	$44.92	$31.46
1550 Crystal Drive	National Landing	100.0%	C	Y / Y	1980 / 2001	547,551	449,387	98,164	86.4%	86.6%	82.4%	19,673	40.78	46.87
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	76.2%	76.2%	—	18,019	46.79	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	500,274	492,382	7,892	77.4%	77.0%	100.0%	18,266	47.82	16.17
RTC-West (6)	Reston	100.0%	C	Y / Y	1988 / 2014	470,037	430,582	39,455	90.4%	91.0%	84.8%	18,483	41.46	67.07
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,262	416,335	51,927	83.3%	81.5%	97.4%	17,449	45.80	37.59
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,410	433,648	6,762	73.7%	74.0%	50.3%	15,671	48.40	38.25
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	401,902	389,845	12,057	78.9%	78.4%	92.6%	14,960	47.51	38.70
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,437	336,091	48,346	97.8%	92.8%	100.0%	14,269	42.46	21.08
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	361,799	334,716	27,083	95.1%	93.6%	83.8%	13,073	40.21	20.95
251 18th Street S.	National Landing	100.0%	C	Y / Y	1975 / 2013	339,628	293,403	46,225	96.2%	100.0%	71.9%	13,553	42.95	28.68
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	11,025	32.78	34.59
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,607	318,482	11,125	99.8%	99.8%	100.0%	11,940	36.12	41.88
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	15,995	53.85	48.98
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	82.8%	82.8%	—	10,378	44.19	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,961	275,037	1,924	91.5%	92.1%	—	10,379	40.96	—
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,594	263,744	12,850	94.3%	94.1%	100.0%	9,845	38.62	20.39
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	254,258	254,258	—	99.7%	99.7%	—	11,404	45.00	—

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)
1800 South Bell Street	National Landing	100.0%	C	Y / N	1969 / 2007	206,186	190,984	15,202	99.2%	100.0%	88.8%	$8,144	$42.32	$4.53
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	82.6%	82.6%	—	7,757	46.34	—
Crystal City Shops at 2100	National Landing	100.0%	C	Y / Y	1968 / 2006	53,174	—	53,174	84.4%	—	84.4%	536	—	11.95
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	87.9%	—	87.9%	3,062	—	61.17
Central Place Tower (5)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	552,495	525,217	27,278	96.2%	96.0%	100.0%	34,088	66.09	28.13
Stonebridge at Potomac Town Center (7)	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	93.7%	—	91.9%	15,297	—	33.04
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	145,003	132,249	12,754	81.9%	80.5%	96.0%	4,978	43.22	30.74
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,791	95,207	7,584	78.3%	81.3%	40.4%	2,155	26.06	45.35

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	267,703	256,737	10,966	78.4%	75.3%	100.0%	$10,186	$48.74	$69.51
One Democracy Plaza (5) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	87.1%	87.0%	100.0%	5,988	32.29	30.96

Total / Weighted Average						12,420,444	10,709,834	1,410,610	88.5%	88.1%	89.1%	$489,550	$46.76	$38.64

Recently Delivered
DC
1900 N Street (5)	CBD	55.0%	U	N / N	2019 / N/A	269,035	260,742	8,293	74.1%	76.4%	—	13,073	65.60	—
MD
4747 Bethesda Avenue (8)	Bethesda CBD	100.0%	C	N / N	2019 / N/A	300,364	286,055	14,309	90.9%	90.5%	55.9%	17,852	63.65	172.02
Total / Weighted Average						569,399	546,797	22,602	83.0%	83.8%	35.4%	$30,925	$64.50	$172.02

Operating - Total / Weighted Average						12,989,843	11,256,631	1,433,212	88.3%	87.9%	88.3%	$520,475	$47.58	$39.48

Under-Construction
VA
1770 Crystal Drive	National Landing	100.0%	C			273,897	259,651	14,246	98.3%

Total / Weighted Average						13,263,740	11,516,282	1,447,458	88.5%

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

Totals at JBG SMITH Share
In-service assets						10,665,525	9,512,303	853,221	88.2%	87.8%	88.7%	$415,078	$45.97	$41.08
Recently delivered assets						448,333	429,463	18,870	85.4%	85.8%	42.4%	$25,042	$64.23	$172.02
Operating assets						11,113,858	9,941,766	872,091	88.1%	87.7%	87.7%	$440,120	$46.74	$42.45
Under-construction assets						273,897	259,651	14,246	98.3%

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q3 2020	43	13,284,493	11,186,978
Placed into service	—	—	—
Dispositions (9)	(1)	(246,145)	(24,615)
Out-of-service adjustment (10)	(1)	(46,999)	(46,999)
Building re-measurements	—	(1,506)	(1,506)

Q4 2020	41	12,989,843	11,113,858

See footnotes on page 39.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2020 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in one commercial buildings held through a real estate venture in which we have no economic interest.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as same store and "N" denotes an asset as non-same store.
(3)	Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.
(4)	Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.
(5)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
1730 M Street	12/31/2118
L’Enfant Plaza Office - East	11/23/2064
L’Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower*	6/2/2102
One Democracy Plaza	11/17/2084
1900 N Street**	5/31/2106

*

We have an option to purchase the ground lease at a fixed price. The ground lease has been recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.

**	Only a portion of the asset is subject to a ground lease.
(6)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
RTC - West	470,037	17,988

(7)	Not Metro-served.
(8)	Includes JBG SMITH's lease for approximately 84,400 square feet at 4747 Bethesda Avenue.
(9)	In October 2020, our unconsolidated real estate venture sold Pickett Industrial Park for $46.3 million.
(10)	2001 Richmond Highway was taken out of service in Q4 2020.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2020 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2019‑2020 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

DC
West Half	Ballpark	100.0%	C	N / N	2019 / N/A	465	384,976	343,089	41,887	53.8%	49.2%	57.6%	7,621	2,195	2.97
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	97.3%	92.5%	100.0%	$8,622	$1,787	$2.42
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	96.8%	92.2%	—	10,526	3,361	3.48
F1RST Residences	Ballpark	100.0%	C	N / N	2017 / N/A	325	270,928	249,456	21,472	91.8%	83.4%	100.0%	9,369	2,392	3.12
1221 Van Street	Ballpark	100.0%	C	Y / N	2018 / N/A	291	225,530	202,715	22,815	95.4%	90.0%	100.0%	8,256	2,233	3.21
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	100.0%	N/A	94.1%	1,366	N/A	N/A
The Gale Eckington	Union Market/NoMa/H Street	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	89.7%	81.4%	100.0%	12,045	2,037	2.64
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	97.1%	93.9%	97.4%	9,534	2,402	3.36

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,676	1,327,551	1,324,889	2,662	94.2%	93.1%	100.0%	$32,402	$1,727	$2.18
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	91.5%	87.3%	100.0%	20,789	2,648	3.21
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.5%	88.7%	100.0%	7,379	2,598	2.55
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,661	N/A	N/A
Fairway Apartments (6)	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	97.4%	96.5%	—	6,740	1,682	1.57

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,754	222,754	—	94.0%	92.5%	—	$4,980	$1,674	$2.01
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,186	112,186	—	99.4%	98.2%	—	2,864	1,429	2.17
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	98.0%	94.1%	97.1%	10,789	1,790	2.16
The Alaire (7)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	96.4%	92.5%	90.0%	6,000	1,773	1.97
The Terano (7) (8)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	196,921	183,496	13,425	96.6%	91.6%	88.8%	4,417	1,740	2.03

Total / Weighted Average						7,111	6,222,071	5,782,970	439,101	92.4%	88.4%	94.1%	$167,360	$1,842	$2.25

Recently Delivered

DC
The Wren (9)	U Street/Shaw	96.1%	C	N / N	2020 / N/A	433	332,682	289,686	42,996	55.6%	33.5%	100.0%	5,140	2,202	3.29
901 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	161	158,431	135,499	22,932	47.7%	28.0%	50.9%	2,159	2,549	3.03
900 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	95	70,150	70,150	—	—	—	—	—	—	—

Total / Weighted Average						689	561,263	495,335	65,928	46.4%	27.6%	82.9%	$7,299	$2,285	$3.22

Operating - Total / Weighted Average						7,800	6,783,334	6,278,305	505,029	88.6%	83.0%	92.7%	$174,659	$2,054	$2.55

Under-Construction

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Total						8,122	7,142,359	6,617,295	525,064

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2020 (Unaudited)

				Same Store (2):										Monthly	Monthly
				Q4 2019‑2020 /		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		/ YTD 2019	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	‑2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share

In-service assets						5,327	4,561,220	4,250,819	310,401	91.3%	87.8%	93.5%	$126,567	$2,109	$2.63
Recently delivered assets						672	548,421	484,153	64,268	46.2%	27.4%	82.5%	7,101	2,287	3.22
Operating assets						5,999	5,109,641	4,734,972	374,669	86.5%	81.1%	91.6%	133,668	2,116	2.65
Under-construction assets						161	179,513	169,495	10,018

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q3 2020	21	6,780,084 SF/ 7,800 Units	5,110,319 SF/ 5,999 Units
Acquisitions	—	—	—
Placed into service	—	4,000 SF	72 SF
Out-of-service adjustment	—	—	—
Building re-measurements	—	(750) SF	(750) SF

Q4 2020	21	6,783,334 SF/ 7,800 Units	5,109,641 SF/ 5,999 Units

Leasing Activity - Multifamily
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q4 2020	Q4 2019	% Change	Q4 2020	Q4 2019	% Change	Q4 2020	Q4 2019	% Change
DC	5	1,148	$2,403	$2,522	(4.7)%	91.7%	92.0%	(0.3)%	$30,357	$31,931	(4.9)%
VA	4	2,675	2,041	2,125	(4.0)%	91.2%	93.5%	(2.3)%	59,720	63,765	(6.3)%
MD	5	498	1,599	1,633	(2.1)%	94.5%	93.1%	1.4%	9,036	9,094	(0.6)%

Total / Weighted Average	14	4,321	$2,085	$2,173	(4.0)%	91.7%	93.0%	(1.3)%	$99,113	$104,790	(5.4)%

Note: At JBG SMITH share. Includes assets placed in-service prior to October 1, 2019. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 42.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2020 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as same store and "N" denotes an asset as non-same store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).
(5)	Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.
(6)	Not Metro-served.
(7)	The following assets are subject to ground leases:

Ground Lease
Multifamily Asset	Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(8)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased and occupancy metrics.

		Not Available
Multifamily Asset	In-Service	for Lease
The Terano	196,921	2,847

(9)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of December 31, 2020, JBG SMITH's ownership interest was 96.0%.

PROPERTY TABLE – UNDER-CONSTRUCTION	DECEMBER 31, 2020 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Pre-Lease		Schedule (2)			At JBG SMITH Share
			Estimated		Rent Per	Estimated		Estimated			Estimated	Estimated
		%	Square	% Pre-	Square	Number of	Construction	completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Leased	Foot (1)	Units	Start Date	Date	Stabilization Date	Cost (3)	Investment	Investment

Commercial
VA
1770 Crystal Drive	National Landing	100.0%	273,897	98.3%	$46.10	—	Q4 2018	Q4 2020	Q4 2020	$116,613	$9,655	$126,268

Multifamily
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q1 2021	Q4 2022	85,122	9,293	94,415

Under-Construction - Total / Weighted Average (4)			632,922	98.3%	$46.10	322	Q2 2018	Q1 2021	Q4 2021	$201,735	$18,948	$220,683
Under-Construction - Total / Weighted Average at JBG SMITH Share (4)			453,410	98.3%	$46.10	161

Weighted average projected NOI yield at JBG SMITH share:	Commercial	Multifamily	Total
Estimated total project cost (5)	7.0%	5.3%	6.2%
Estimated total investment	7.0%	5.3%	6.3%
Estimated incremental investment	91.1%	54.2%	73.0%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$8.8	$5.0	$13.8

Note: At 100% share, unless otherwise noted.

(1)	Based on leases signed as of December 31, 2020 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12.
(2)	Average dates are weighted by JBG SMITH share of estimated square feet.
(3)	Historical cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of historical cost on page 55.
(4)	Multifamily assets are excluded from the weighted average percent pre-leased and pre-lease rent per square foot metrics.
(5)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

PROPERTY TABLE – NEAR-TERM DEVELOPMENT	DECEMBER 31, 2020 (Unaudited)

Property Table – Near-Term Development

dollars in thousands, except per square foot data, at JBG SMITH share

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of	Historical
Asset	Submarket	Ownership	Start Date	Total	Office	Multifamily	Retail	Units	Cost (1)

DC
5 M Street Southwest	Ballpark	100.0%	2022	705,400	—	675,400	30,000	615	$21,318
Gallaudet Parcel 1-3 (2)	Union Market/NoMa/H Street	100.0%	2022	818,000	—	756,400	61,600	840	15,767
VA
1900 Crystal Drive (3)	National Landing	100.0%	2021	820,400	—	777,600	42,800	810	$74,975
2000 South Bell Street	National Landing	100.0%	2021	394,400	—	375,900	18,500	365	8,980
2001 South Bell Street	National Landing	100.0%	2021	323,900	—	312,800	11,100	420	7,602
2250 Crystal Drive (4)	National Landing	100.0%	2023	677,100	—	677,100	—	825	17,469
223 23rd Street	National Landing	100.0%	2023	512,800	—	512,800	—	700	13,682
2525 Crystal Drive (5)	National Landing	100.0%	Pre-lease Dependent	750,000	750,000	—	—	—	10,414
101 12th Street	National Landing	100.0%	Pre-lease Dependent	239,600	234,400	—	5,200	—	10,148
RTC - West Trophy Office	Reston	100.0%	Pre-lease Dependent	396,000	380,000	—	16,000	—	11,490

Total / Weighted Average				5,637,600	1,364,400	4,088,000	185,200	4,575	$191,845

Note: Represents select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

(1)	Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 55.
(2)	Controlled through an option to acquire a leasehold interest. As of December 31, 2020, the weighted average remaining term for the option is 2.4 years.
(3)	Asset is fully entitled and designed.
(4)	In Q4 2020, 2300 Crystal Drive was renamed 2250 Crystal Drive.
(5)	Estimated Potential Development Density (SF) use is subject to change based on market demand and entitlement.

PROPERTY TABLE - FUTURE DEVELOPMENT	DECEMBER 31, 2020 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated			Estimated	Estimated
						Commercial		Estimated	Capitalized	Capitalized		Estimated
						SF / Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)				Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Retail	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment	per SF

Owned
DC
DC	6	1,024,400	312,100	703,300	9,000	—	$78,934	N/A	$—	$—	$78,934	$77.05
VA
National Landing (6)	7	4,065,700	1,335,000	2,656,500	74,200	206,186 SF	159,371	N/A	98,133	—	257,504	63.34
Reston	4	2,193,200	544,800	1,462,400	186,000	15 units	66,929	N/A	3,175	—	70,104	31.96
Other VA	4	199,600	88,200	102,100	9,300	21,675 SF	1,495	N/A	3,052	2,553	7,100	35.57
	15	6,458,500	1,968,000	4,221,000	269,500	227,861 SF / 15 units	227,795	N/A	104,360	2,553	334,708	51.82
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,128	N/A	27,933	—	43,061	33.74
Greater Rockville	2	20,400	19,200	—	1,200	—	371	N/A	—	—	371	18.19
	3	1,296,700	19,200	1,156,300	121,200	170 units	15,499	N/A	27,933	—	43,432	33.49
Total / weighted average	24	8,779,600	2,299,300	6,080,600	399,700	227,861 SF / 185 units	$322,228	N/A	$132,293	$2,553	$457,074	$52.06

Optioned (7)
DC
DC	3	1,133,600	—	1,013,900	119,700	—	$9,021	$21,850	$—	$29,434	$60,305	$53.20
VA
Other VA	1	11,300	—	10,400	900	—	165	995	—	—	1,160	102.65
Total / weighted average	4	1,144,900	—	1,024,300	120,600	—	$9,186	$22,845	$—	$29,434	$61,465	$53.69

Held for Sale
VA
National Landing (8)	1	2,082,000	2,082,000	—	—	—	$75,493	$ N/A	$—	$—	$75,493	$36.26

Total / Weighted Average	29	12,006,500	4,381,300	7,104,900	520,300	227,861 SF / 185 units	$406,907	$22,845	$132,293	$31,987	$594,032	$49.48

(1)	Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.
(2)	Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 55.
(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of December 31, 2020.
(4)	Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $2.0 million of NOI for the three months ended December 31, 2020 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One owned parcel and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $1.6 million.
(6)	In December 2020, we acquired a 1.4-acre parcel in National Landing, which was formerly occupied by the Americana Hotel, and three other parcels for an aggregate total of $65.0 million. $47.3 million was allocated to the former Americana Hotel site of which $20.0 million has been deferred until the earlier of the approval of certain entitlements or January 1, 2023, and $17.7 million was allocated to the other three parcels. The former Americana Hotel site has the potential to accommodate up to approximately 550,000 square feet of new development density and is located directly across the street from Amazon’s future headquarters.
(7)	As of December 31, 2020, the weighted average remaining term for the optioned future development pipeline assets is 4.1 years.
(8)	Represents the estimated potential development density that JBG SMITH has sold to Amazon pursuant to an executed purchase and sale agreement. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. The sale of Pen Place to Amazon is expected to close in 2021.

DISPOSITION ACTIVITY	DECEMBER 31, 2020 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH share
					Total Square Feet/
					Estimated Potential
					Development
	Ownership				Density	Gross Sales	Net Cash	Book Gain
Assets	Percentage	Asset Type	Location	Date Disposed	(Square Feet)	Price	Proceeds	(Loss)

Q1 2020
Metropolitan Park	100.0%	Future Development	Arlington, VA	January 15, 2020	2,150,000	$154,952	$154,493	$59,477

Q2 2020
11333 Woodglen Drive / NoBe II Land / Woodglen	18.0%	Commercial / Future Development	Rockville, MD	June 5, 2020	11,277 / 106,020	3,195	607	(2,952)

Q3 2020
None

Q4 2020
Pickett Industrial Park	10.0%	Commercial	Alexandria, VA	October 28, 2020	24,615	4,625	1,994	800

Total					35,892 / 2,256,020	$162,772	$157,094	$57,325

Note: As of December 31, 2020, Pen Place was classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. We expect the sale of Pen Place to Amazon to close in 2021.

DEBT SUMMARY	DECEMBER 31, 2020 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH share	2021	2022	2023	2024	2025	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	200,000	200,000	—	—	400,000
Total unsecured debt	—	—	200,000	200,000	—	—	400,000
Secured Debt:
Consolidated principal balance	1,100	107,500	170,494	131,000	555,829	637,946	1,603,869
Unconsolidated principal balance	102,339	129,976	7,346	—	123,120	36,265	399,046
Total secured debt	103,439	237,476	177,840	131,000	678,949	674,211	2,002,915

Total Consolidated and Unconsolidated Principal Balance	$103,439	$237,476	$377,840	$331,000	$678,949	$674,211	$2,402,915

% of total debt maturing	4.3%	9.9%	15.7%	13.8%	28.3%	28.0%	100.0%
% floating rate (1)	100.0%	50.5%	1.9%	—	30.5%	83.1%	41.5%
% fixed rate (2)	—	49.5%	98.1%	100.0%	69.5%	16.9%	58.5%

Weighted Average Interest Rates
Variable rate	3.87%	1.77%	1.72%	—	1.74%	2.29%	2.27%
Fixed rate	—	3.58%	3.75%	3.07%	4.35%	4.22%	3.82%
Total Weighted Average Interest Rates	3.87%	2.67%	3.71%	3.07%	3.56%	2.62%	3.18%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility	Term Loan	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$—	$200,000	$200,000	$400,000
Letters of credit	$1,466	$—	$—	$1,466
Undrawn capacity	$998,534	$—	$—	$998,534
Interest rate spread (3)	1.05%	1.20%	1.15%	1.18%
All-In interest rate (4)	1.19%	2.59%	2.49%	2.54%
Initial maturity date	Jan‑25	Jan‑23	Jul‑24	—

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps.
(3)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(4)	The all-in interest rate is inclusive of interest rate swaps. As of December 31, 2020, the notional amount of the Tranche A-1 Term Loan and the Tranche A-2 Term Loan interest rate swaps were both $200.0 million.

DEBT BY INSTRUMENT	DECEMBER 31, 2020 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Consolidated
Courthouse Plaza 1 and 2	100.0%	$1,100	L + 1.60%	-	1.74%	05/10/21	05/10/21
Credit Facility -Tranche A‑1 Term Loan	100.0%	200,000	L + 1.20%	Swap	2.59%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	131,535	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	38,959	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	131,000	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.05%	-	1.19%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
4747 Bethesda Avenue	100.0%	175,000	L + 1.35%	Cap	1.49%	02/20/27	02/20/27
RTC - West (3)	100.0%	117,300	L + 1.40%	-	1.65%	04/22/25	04/22/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
1221 Van Street	100.0%	87,253	L + 2.51%	Cap	2.65%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	L + 2.51%	Cap	2.65%	08/01/30	08/01/30
The Bartlett	100.0%	217,453	L + 2.51%	Cap	2.65%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,003,869
Premium / (discount) recognized as a result of the Formation Transaction		845
Deferred financing costs - mortgage loans		(10,976)
Deferred financing costs - credit facility (4)		(8,677)
Total Consolidated Indebtedness		$1,985,061

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,593,738
Revolving credit facility		—
Deferred financing costs, net - credit facility (included in other assets)		(6,656)
Unsecured term loan		397,979
Total Consolidated Indebtedness		$1,985,061

DEBT BY INSTRUMENT	DECEMBER 31, 2020 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Unconsolidated
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail (5)	49.0%	$208,876	L + 3.65%	Cap	3.89%	05/08/21	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	1.64%	11/08/22	11/08/22
Stonebridge at Potomac Town Center (6)	10.0%	84,600	L + 3.50%	—	3.75%	12/10/22	12/10/22
Galvan	1.8%	89,500	L + 2.20%	Cap	2.34%	03/03/23	03/03/23
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,666	L + 2.00%	Cap	2.14%	08/29/22	08/29/24
500 L’Enfant Plaza	49.0%	78,506	L + 1.30%	Cap	1.44%	10/25/22	10/25/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	1.54%	12/12/23	12/12/24
The Alaire	18.0%	47,164	L + 1.82%	Cap	1.96%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	45,707	L + 1.50%	Swap	3.29%	07/01/22	07/01/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
7900 Wisconsin Avenue	50.0%	72,530	4.82%	Fixed	4.82%	07/15/26	07/15/26
1900 N Street	55.0%	147,305	L + 1.70%	Cap	1.84%	04/30/25	04/30/27
Total Unconsolidated Principal Balance		1,186,667
Deferred financing costs		(7,479)
Total Unconsolidated Indebtedness		$1,179,188

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$2,003,869
Unconsolidated principal balance at JBG SMITH share		399,046
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,402,915

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$1,985,061
Unconsolidated indebtedness at JBG SMITH Share		395,550
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,380,611

(1)	December 31, 2020 one-month LIBOR of 0.14% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3)	The base rate for this loan was 0.25% as of December 31, 2020.
(4)	As of December 31, 2020, net deferred financing costs related to our revolving credit facility totaling $6.7 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(5)	The base rate for this loan is three-month LIBOR, which was 0.24% as of December 31, 2020.
(6)	In December 2020, in conjunction with the extension of the maturity date, our unconsolidated real estate venture repaid $20.0 million of the mortgage payable.

CONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2020 (Unaudited)

Consolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
The Wren (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	332,682

Total Consolidated Real Estate Ventures					332,682

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of December 31, 2020, JBG SMITH's ownership interest was 96.0%.

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2020 (Unaudited)

Unconsolidated Real

Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,057
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	297,620
500 L’Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,218
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	145,003
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,791
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	196,921
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L’Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Lane	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
					3,752,367

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	225,622
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					2,361,428

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2020 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,035
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	208,860
					477,895

Bresler / Brookfield
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500
Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	552,495

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

Total Unconsolidated Real Estate Ventures					8,751,310

Note: Total square feet at 100% share.

DEFINITIONS	DECEMBER 31, 2020

Definitions

"Annualized rent" is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of December 31, 2020, multiplied by 12, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of December 31, 2020, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases. The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized rent per square foot" is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

"Development pipeline" refers to the near-term development pipeline and future development pipeline.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which they believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 17.

"Estimated incremental investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of December 31, 2020, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated potential development density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of December 31, 2020. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	DECEMBER 31, 2020

"Estimated total investment" means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction. Actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 18-19.

"Future development pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.

DEFINITIONS	DECEMBER 31, 2020

"GAAP" means United States generally accepted accounting principles.

"Historical cost" is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of December 31, 2020.

"In-service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2020.

"JBG SMITH share" refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures.

"Metro-served" means locations, submarkets or assets that are within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.

"Monthly rent per unit" represents multifamily rent for the month ended December 31, 2020 divided by occupied units; retail rent is excluded from this metric.

"Near-term development pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended December 31, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of December 31, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	DECEMBER 31, 2020

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for under-construction and near-term development pipeline assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.

Projected NOI yield means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-same store" refers to all operating assets excluded from the same store pool.

"Percent leased" is based on leases signed as of December 31, 2020, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent pre-leased" is based on leases signed as of December 31, 2020, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.

"Percent occupied" is based on occupied rentable square feet/units as of December 31, 2020, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.

"Recently delivered" refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended December 31, 2020.

"Same store" refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation lease" is a lease on space that had been vacant for less than nine months.

"Signed but not yet commenced lease" means leases for assets in JBG SMITH's portfolio that, as of December 31, 2020, have been executed but for which no rental payments had yet been charged to the tenant.

DEFINITIONS	DECEMBER 31, 2020

"Square feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for under-construction assets, management's estimate of approximate rentable square feet based on current design plans as of December 31, 2020, and (iv) for near-term and future development pipeline assets, management's estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of December 31, 2020.

"Transaction and other costs" include fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-construction" refers to assets that were under construction during the three months ended December 31, 2020.

APPENDIX – TRANSACTION AND OTHER COSTS	DECEMBER 31, 2020

	Three Months Ended
dollars in thousands	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

Transaction and Other Costs
Relocation of corporate headquarters (1)	$—	$—	$—	$—	$10,900
Demolition costs (2)	503	179	—	—	668
Integration and severance costs	628	406	1,351	1,309	995
Completed, potential and pursued transaction expenses	13	260	21	—	(256)
Other (3)	—	—	—	4,000	1,000
Total	$1,144	$845	$1,372	$5,309	$13,307

(1)	In Q4 2019, we relocated our corporate headquarters. Upon the relocation of our corporate headquarters, we incurred an impairment loss on the right-of-use assets for leases related to our former corporate headquarters as well as other costs.
(2)	For Q4 2020 and Q3 2020, related to 223 23rd Street and 2250 Crystal Drive (formerly 2300 Crystal Drive). For Q4 2019, related to 1900 Crystal Drive.
(3)	Represents charitable commitments to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington D.C. metropolitan region.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Are Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q4 2020		Q3 2020		Q2 2020		Q1 2020		Q4 2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(50,168)		$(25,005)		$(40,263)		$48,175		$38,692
Depreciation and amortization expense	64,170		56,481		52,616		48,489		50,004
Interest expense (1)	17,661		16,885		15,770		12,005		11,831
Income tax benefit	(544)		(488)		(888)		(2,345)		(613)
Unconsolidated real estate ventures allocated share of above adjustments	10,072		9,987		10,692		10,837		10,050
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(2)		(4)		(6)		3		(2)
EBITDA	$41,189		$57,856		$37,921		$117,164		$109,962
Gain on sale of real estate	—		—		—		(59,477)		(57,870)
(Gain) loss on sale from unconsolidated real estate ventures	(826)		—		2,952		—		—
Real estate impairment loss (2)	7,805		—		—		—		—
Impairment of investment in unconsolidated real estate venture (3)	—		—		6,522		—		—
EBITDAre	$48,168		$57,856		$47,395		$57,687		$52,092
Transaction and other costs (4)	1,144		845		1,372		5,309		13,307
Impairment loss (2)	2,427		—		—		—		—
Loss on extinguishment of debt	29		—		—		33		3,916
Share-based compensation related to Formation Transaction and special equity awards	6,246		7,133		8,858		9,441		11,959
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(152)		(436)		(245)		374		(518)
Unconsolidated real estate ventures allocated share of above adjustments	90		—		747		718		(1,345)
Lease liability adjustments	—		—		—		—		(1,829)
Adjusted EBITDA	$57,952		$65,398		$58,127		$73,562		$77,582

Net Debt to Annualized Adjusted EBITDA (5)	9.2	x	7.7	x	8.1	x	6.2	x	5.8	x

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$1,985,061	$2,081,456	$2,202,667	$1,784,353	$1,620,001
Unconsolidated indebtedness (6)	395,550	393,398	411,599	339,227	329,056
Total consolidated and unconsolidated indebtedness	2,380,611	2,474,854	2,614,266	2,123,580	1,949,057
Less: cash and cash equivalents	241,066	465,532	724,246	306,988	136,200
Net Debt (at JBG SMITH Share)	$2,139,545	$2,009,322	$1,890,020	$1,816,592	$1,812,857

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(3)	During Q2 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after Q2 2020. In Q3 2020, we transferred our interest in this venture to our former venture partner.
(4)	See page 58 for the components of transaction and other costs.
(5)	Adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below. Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 6.5x for the three months ended December 31, 2020.
(6)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(45,655)	$(22,793)	$(36,780)	$42,925	$34,390
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	(2,212)	(3,483)	5,250	4,302
Net income (loss)	(50,168)	(25,005)	(40,263)	48,175	38,692
Gain on sale of real estate	—	—	—	(59,477)	(57,870)
(Gain) loss on sale from unconsolidated real estate ventures	(826)	—	2,952	—	—
Real estate depreciation and amortization	61,865	54,004	49,924	45,662	47,001
Real estate impairment loss (1)	7,805	—	—	—	—
Impairment of investment in unconsolidated real estate venture (2)	—	—	6,522	—	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,219	7,350	7,498	6,882	6,407
FFO attributable to noncontrolling interests in consolidated real estate ventures	(2)	(4)	(6)	3	(2)
FFO Attributable to OP Units	$25,893	$36,345	$26,627	$41,245	$34,228
FFO attributable to redeemable noncontrolling interests	(2,810)	(3,945)	(2,911)	(4,497)	(3,804)
FFO attributable to common shareholders	$23,083	$32,400	$23,716	$36,748	$30,424

FFO attributable to OP Units	$25,893	$36,345	$26,627	$41,245	$34,228
Transaction and other costs, net of tax (3)	1,071	798	1,212	5,166	11,725
Impairment loss (1)	2,427	—	—	—	—
(Gain) loss from mark-to-market on derivative instruments	11	203	17	(47)	—
Loss on extinguishment of debt	29	—	—	33	3,916
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(152)	(436)	(245)	374	(518)
Share-based compensation related to Formation Transaction and special equity awards	6,246	7,133	8,858	9,441	11,959
Lease liability adjustments	—	—	—	—	(1,829)
Amortization of management contracts intangible, net of tax	1,073	1,072	1,073	1,143	1,288
Unconsolidated real estate ventures allocated share of above adjustments	36	(55)	727	1,176	(1,407)
Core FFO Attributable to OP Units	$36,634	$45,060	$38,269	$58,531	$59,362
Core FFO attributable to redeemable noncontrolling interests	(3,976)	(4,891)	(4,184)	(6,382)	(6,598)
Core FFO attributable to common shareholders	$32,658	$40,169	$34,085	$52,149	$52,764
FFO per diluted common share	$0.17	$0.24	$0.18	$0.27	$0.23
Core FFO per diluted common share	$0.25	$0.30	$0.26	$0.39	$0.39
Weighted average shares - diluted ( FFO and Core FFO)	132,628	133,880	133,613	135,429	134,129

See footnotes on page 61.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

FAD
Core FFO attributable to OP Units	$36,634	$45,060	$38,269	$58,531	$59,362
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (4)	(15,284)	(11,395)	(12,889)	(9,805)	(27,689)
Straight-line and other rent adjustments (5)	15,433	(4,935)	(1,418)	(3,545)	(8,464)
Third-party lease liability assumption payments	(836)	(784)	(780)	(1,460)	(1,450)
Share-based compensation expense	6,496	7,642	11,757	7,730	5,512
Amortization of debt issuance costs	1,059	829	673	622	671
Unconsolidated real estate ventures allocated share of above adjustments	1,265	(1,687)	(695)	(1,498)	(386)
Non-real estate depreciation and amortization	829	1,002	1,215	1,254	1,234
FAD available to OP Units (A)	$45,596	$35,732	$36,132	$51,829	$28,790
Distributions to common shareholders and unitholders (B)	$33,362	$33,743	$33,970	$34,011	$34,011
FAD Payout Ratio (B÷A) (6)	73.2%	94.4%	94.0%	65.6%	118.1%

Capital Expenditures
Maintenance and recurring capital expenditures	$6,325	$3,096	$6,541	$2,558	$11,748
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	186	327	360	149	561
Second-generation tenant improvements and leasing commissions	8,773	6,779	5,613	6,943	13,426
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	1,193	375	155	1,954
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	15,284	11,395	12,889	9,805	27,689
Non-recurring capital expenditures	6,380	4,840	6,240	6,187	16,410
Share of non-recurring capital expenditures from unconsolidated real estate ventures	160	54	238	102	488
First-generation tenant improvements and leasing commissions	8,910	4,033	11,853	11,847	20,057
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	747	674	217	770	2,672
Non-recurring capital expenditures	16,197	9,601	18,548	18,906	39,627
Total JBG SMITH Share of Capital Expenditures	$31,481	$20,996	$31,437	$28,711	$67,316

(1)	In connection with the preparation and review of our 2020 annual financial statements, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	During the second quarter of 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and we recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after Q2 2020. In Q3 2020, we transferred our interest in this venture to our former venture partner.
(3)	See page 58 for the components of transaction and other costs.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. Q4 2019 was impacted by increases in recurring capital expenditures, which was consistent with historical seasonality trends.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2020 (Unaudited)

Appendix – NOI Reconciliations

in thousands	Three Months Ended
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Net income (loss) attributable to common shareholders	$(45,655)	$(22,793)	$(36,780)	$42,925	$34,390
Add:
Depreciation and amortization expense	64,170	56,481	52,616	48,489	50,004
General and administrative expense:
Corporate and other	9,156	11,086	13,216	13,176	11,934
Third-party real estate services	28,569	28,207	29,239	28,814	26,910
Share-based compensation related to Formation Transaction and special equity awards	6,246	7,133	8,858	9,441	11,959
Transaction and other costs	1,144	845	1,372	5,309	13,307
Interest expense	17,661	16,885	15,770	12,005	11,831
Loss on extinguishment of debt	29	—	—	33	3,916
Impairment loss	10,232	—	—	—	—
Income tax benefit	(544)	(488)	(888)	(2,345)	(613)
Net income (loss) attributable to redeemable noncontrolling interests	(4,513)	(2,212)	(3,483)	5,250	4,302
Less:
Third-party real estate services, including reimbursements revenue	30,069	26,987	27,167	29,716	29,121
Other income	9,934	2,292	1,516	1,630	1,686
Loss from unconsolidated real estate ventures, net	(3,194)	(965)	(13,485)	(2,692)	(2,042)
Interest and other income (loss), net	(1,646)	—	114	907	3,022
Gain on sale of real estate	—	—	—	59,477	57,870

Consolidated NOI	51,332	66,830	64,608	74,059	78,283
NOI attributable to unconsolidated real estate ventures at our share	7,521	7,130	7,495	8,588	6,052
Non-cash rent adjustments (1)	15,433	(4,934)	(1,419)	(3,545)	(8,465)
Other adjustments (2)	(3,284)	2,881	3,516	2,834	3,913
Total adjustments	19,670	5,077	9,592	7,877	1,500
NOI	$71,002	$71,907	$74,200	$81,936	$79,783
Less: out-of-service NOI loss (3)	(801)	(442)	(1,475)	(1,427)	(2,817)
Operating portfolio NOI	$71,803	$72,349	$75,675	$83,363	$82,600

Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our under-construction assets and near-term and future development pipelines.

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